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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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CRA INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CRA INTERNATIONAL, INC.
Notice of Annual Meeting of Shareholders
to be held on July 10, 2019

        CRA International, Inc. hereby gives notice that it will hold an annual meeting of shareholders at its offices at 200 Clarendon Street, 9th Floor, Boston, Massachusetts on Wednesday, July 10, 2019, beginning at 8:00 A.M., local time, for the following purposes:

  1.
  To consider and vote upon the election of two Class III directors;

  2.
  To conduct an advisory vote to approve our executive compensation;

  3.
  To ratify the appointment by our audit committee of Ernst & Young LLP as our independent registered public accountants for our fiscal year ending December 28, 2019; and

  4.
  To transact such further business as may properly come before the annual meeting or any adjournment thereof.

        Our board of directors has fixed the close of business on Thursday, May 16, 2019 as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the annual meeting and any adjournment thereof. Only shareholders of record on May 16, 2019 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment thereof.

By order of the board of directors,
Peter M. Rosenblum Secretary

Boston, Massachusetts
April 26, 2019

YOUR VOTE IS IMPORTANT
Please sign and return the enclosed proxy, whether or not you plan to attend the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON JULY 10, 2019:

The Proxy Statement and 2018 annual report to Shareholders
will be, on or prior to May 30, 2019, available at http://www.crai.com/proxy

CRA INTERNATIONAL, INC.
200 Clarendon Street
Boston, Massachusetts 02116
(617) 425-3000

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
to be held on July 10, 2019

        This proxy statement relates to the 2019 annual meeting of shareholders of CRA International, Inc. The annual meeting will take place at our Boston offices as follows:

Date:	July 10, 2019
Time:	8:00 a.m. CRA International, Inc. 200 Clarendon Street 9th Floor
Place:	Boston, Massachusetts

        Our board of directors is soliciting proxies for the annual meeting and any and all adjournments of the annual meeting. The shares represented by your properly signed proxy will be voted in accordance with your directions. If you are a registered holder and do not specify a choice with respect to a proposal for which our board of directors has made a recommendation, the shares covered by your signed proxy will be voted as recommended in this proxy statement. We encourage you to vote on all matters to be considered. You may revoke your proxy at any time before it has been exercised.

        We are mailing this proxy statement and the enclosed form of proxy to shareholders on or about May 30, 2019.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Purpose of the annual meeting

        At the annual meeting, we will submit the following proposals to our shareholders:

        Proposal One:    To elect two Class III directors to a three-year term;

        Proposal Two:    To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures); and

        Proposal Three:    To ratify the appointment by our audit committee of Ernst & Young LLP as our independent registered public accountants for our fiscal year ending December 28, 2019.

        Our board of directors does not intend to present to the annual meeting any business other than the proposals described in this proxy statement. Our board of directors was not aware, a reasonable time before mailing this proxy statement to our shareholders, of any other business that properly may be presented for action at the annual meeting. If any other business should come before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

Record date

        Our board of directors has fixed the close of business on Thursday, May 16, 2019 as the record date for the annual meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of the annual meeting and to vote at the annual meeting. At the close of business on Monday, April 22, 2019, 8,040,916 shares of our common stock were issued and outstanding. After May 16, 2019, a list of the shareholders entitled to notice of the annual meeting will be available for inspection by any shareholder at our principal office at 200 Clarendon Street, 9th Floor, Boston, Massachusetts.

Quorum

        Our by-laws provide that a quorum at the annual meeting consists of a majority in interest of all shares of our common stock issued, outstanding and entitled to vote at the annual meeting. Shares of our common stock represented by a properly signed and returned proxy will be treated as present at the annual meeting for purposes of determining the existence of a quorum at the annual meeting. In general, votes withheld from any nominee for election as director, abstentions, and broker "non-votes" are counted as present or represented for purposes of determining the existence of a quorum at the annual meeting. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner returns a proxy but does not vote on a proposal because the broker or nominee does not have discretionary voting power, and has not received instructions from the beneficial owner, with respect to the proposal.

Vote required; tabulation of votes; revocation of proxy

        A plurality of the votes properly cast at the annual meeting will be necessary to elect the two Class III directors to a three-year term. A majority of the votes properly cast at the annual meeting will be necessary to approve, on an advisory basis, the compensation paid to our named executive officers (as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K), and to ratify the appointment by our audit committee of Ernst & Young LLP as our independent registered public accountants for our fiscal year ending December 28, 2019. Abstentions and broker non-votes will not be considered when determining whether or not the necessary proportion of votes properly cast at the annual meeting on any proposal was achieved. If you are a registered shareholder and you return an executed proxy with specific instruction on how to vote, the designated proxies will vote according to your instructions. However, if you are a registered shareholder and you return an executed proxy without specific instructions on how to vote, the designated proxies will vote in accordance with the recommendations of our board of directors set forth in this proxy statement. You may revoke your proxy at any time before it has been exercised.

        Each share of our common stock outstanding on the record date will be entitled to cast one vote.

        Our transfer agent, Computershare, will tabulate the votes at the annual meeting.

Solicitation of proxies

        Our board of directors is soliciting proxies for the annual meeting and any and all adjournments of the annual meeting. No compensation will be paid by any person in connection with our solicitation of proxies. We will reimburse brokers, banks and other nominees for the out-of-pocket expenses and other reasonable clerical expenses they incur in obtaining instructions from beneficial owners of our common stock. In addition to our solicitation by mail, our directors, officers and other employees may make special solicitations of proxies personally or by telephone, facsimile, courier or e-mail. We expect that the expense of any special solicitations will be nominal, and we will pay all expenses incurred in connection with them.

Internet access to proxy materials

        The notice of annual meeting, this proxy statement and our 2018 annual report to shareholders will be, on or prior to May 30, 2019, available on the Internet at http://www.crai.com/proxy. This website does not use "cookies" to track or identify visitors to the website.

Directions to our offices

        The annual meeting will be held at our offices at 200 Clarendon Street, 9th Floor, Boston, Massachusetts. For those planning to attend the annual meeting, directions to these offices are below.

  •
  From Logan International Airport:  Follow the signs to Boston through the Sumner Tunnel. Turn right up the entrance ramp onto Expressway I-93 North. Take the Storrow Drive exit on right. Follow Storrow Drive West and take the Copley Square exit on the left. Turn right at the set of lights onto Beacon Street. At the second set of lights, turn left onto Clarendon Street and proceed for five blocks.

  •
  From Points South via I-95 and I-93:  Follow I-95 North to Expressway I-93 North. Stay on I-93 through the tunnel and into the financial district. Take the Storrow Drive exit on the right. Follow Storrow Drive West and take the Copley Square exit on the left. Turn right at the set of lights onto Beacon Street. At the second set of lights, turn left onto Clarendon Street and proceed for five blocks.

  •
  From Western Massachusetts and Points South via the Mass. Pike:  Follow Mass. Pike (I-90) East to the Copley Square/Prudential Center exit 22. Follow the Copley Square exit and take the first left onto Dartmouth Street. Turn right onto Boylston Street. Turn right onto Clarendon Street.

  •
  From Points North via I-95 or I-93:  Follow I-95 South to I-93 South. Take exit 26, North Station/Storrow Drive. Follow Storrow Drive West and take the Copley Square exit on the left. Turn right at the set of lights onto Beacon Street. At the second set of lights, turn left onto Clarendon Street and proceed for five blocks.

  •
  From Public Transportation:  The public transportation locations nearest to our offices are Back Bay Station (Orange Line, Commuter Rail and Amtrak) and Copley Station (Green Line).

  •
  Parking:  There are several parking areas along Clarendon Street. There is an underground garage on the left between Boylston Street and St. James Avenue. There is a parking garage on the right one block past 200 Clarendon Street. If those are full, proceed down Clarendon Street, take a right on Columbus Avenue, take a right on Dartmouth Street and there is an underground garage on the left at the Tent City building. Additional parking can be found at the Copley Place Mall.

 PROPOSAL ONE:
ELECTION OF DIRECTORS

        Proposal One concerns the election of two Class III directors.

        Our board of directors currently consists of seven directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the annual meeting of our shareholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class III directors is expiring.

        Accordingly, our board of directors has nominated Paul Maleh and Thomas Avery to serve as Class III directors for a three-year term. Our shareholders elected Messrs. Maleh and Avery as Class III directors at our annual meeting of shareholders in July 2016. The current terms of Messrs. Maleh and Avery will expire at the annual meeting.

        Proxies will not be voted at the annual meeting for more than two candidates.

        Messrs. Maleh and Avery have each agreed to serve if elected, and we have no reason to believe that either of them will be unable to serve. If either of them is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for another nominee designated by our board of directors at that time.

        Our board of directors recommends that you vote FOR the election of Mr. Maleh and Mr. Avery.

CORPORATE GOVERNANCE

Overview

        In designing our corporate governance structure, we seek to identify and implement the practices that we believe will best serve the interests of our business and shareholders, including the practices mandated by the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the related rules of the Securities and Exchange Commission and the Nasdaq Stock Market. You can find our current corporate governance principles, including our code of business conduct and ethics, our statement of corporate governance guidelines, and the charters for the standing committees of our board of directors through the Investor Relations page of our website at www.crai.com. Our code of business conduct and ethics applies not only to our principal executive officer, principal financial officer and principal accounting officer, but also to all of our other officers and employees, directors and outside consultants. Our code of business conduct and ethics includes, among other things, provisions covering compliance with law and regulations, conflicts of interest, insider trading, fair dealing, proper use of our assets, confidentiality, health and safety, discrimination and harassment, accounting and record keeping, and the reporting of illegal or unethical behavior. We intend to continue to modify our policies and practices to address ongoing developments in the area of corporate governance. We discuss many features of our corporate governance principles in other sections of this proxy statement. Some of the highlights of our corporate governance principles are the following:

  •
  Director and committee independence.  With the exception of Mr. Maleh, our president, chief executive officer and director, all of our directors (including Mr. Avery, who is standing for re-election at the annual meeting) are independent directors under the rules of the Nasdaq Stock Market. Our board of directors has determined that our independent directors under these rules are Dr. Moriarty, Prof. Holthausen, Messrs. Avery, Concannon and Whitman, and Ms. Hawthorne. Each member of our audit committee, nominating and corporate governance committee, and compensation committee meets the independence requirements of the Nasdaq Stock Market for membership on the committees on which he or she serves.

  •
  Audit committee.  Our audit committee is directly responsible for appointing, determining the compensation of, evaluating and, when necessary, terminating our independent registered public accountants. Our independent registered public accountants report directly to our audit committee. Our board of directors has determined that it has at least two audit committee financial experts under the rules of the Securities and Exchange Commission. Our audit committee's prior approval is required for all audit services and non-audit services (other than de minimis non-audit services as defined by the Sarbanes-Oxley Act) to be provided by our independent registered public accountants. The audit committee has delegated the authority to provide such pre-approval to its chairman if the chairman determines in good faith that the applicable services would not impair the independence of our independent registered public accountants. Our audit committee is responsible for reviewing and assessing the adequacy of its charter on an annual basis.

  •
  Compensation committee.  Our compensation committee is responsible for recommending to our board of directors our general compensation philosophy and policies, and for reviewing and approving (or recommending to our board of directors for approval) the compensation of our executive officers and other members of our senior management. The compensation committee is also directly responsible for appointing, determining the compensation of, overseeing and evaluating the independence of our compensation consultants. Our compensation committee is responsible for reviewing and assessing the adequacy of its charter on an annual basis.

  •
  Committee authority.  Each of our audit committee, nominating and corporate governance committee, and compensation committee has the authority to retain independent advisors and consultants, with all fees and expenses paid by us.

  •
  Whistleblower procedures.  Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers, employees and outside consultants of concerns regarding questionable accounting, internal accounting controls or auditing matters.

Executive officers and directors

        Set forth below are the names and certain information with respect to each of our directors and executive officers as of April 22, 2019:

Name	Age	Position
Rowland Moriarty(1)(2)(3)	72	Chairman of the board
Paul Maleh(3)	55	Chief executive officer, president and director
Chad Holmes	46	Chief financial officer, executive vice president and treasurer
Jonathan Yellin	55	General counsel and executive vice president
Thomas Avery(2)	65	Director
William Concannon(1)(2)(3)	63	Director
Nancy Hawthorne(1)(4)	68	Director
Robert Holthausen(4)	71	Director
Robert Whitman(4)	65	Director

(1)
Member of our nominating and corporate governance committee.

(2)
Member of our compensation committee.

(3)
Member of our executive committee.

(4)
Member of our audit committee.

        Our board of directors is divided into three classes. The term of one class of directors expires each year at the annual meeting of our shareholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and executive officers.

Backgrounds and qualifications of directors

        Below we have identified each of our directors by class. In addition, for each director we have included information regarding the director's business experience, as well as the director's particular experiences, qualifications, attributes and skills, that led our board of directors to conclude that the director should serve as a member of our board of directors.

Directors serving a term expiring at the 2019 annual meeting (Class III directors)

        Paul Maleh, who joined us in 1989, has served as our president and chief executive officer and as a director since November 2009. Mr. Maleh served as our chief operating officer from October 2008 through November 2009, and as our executive vice president from October 2006 to November 2009. From December 2006 to January 2009, he served as head of our finance platform. Mr. Maleh also directed our finance practice from 2000 to December 2006 and served as a vice president from 1999 to October 2006. Mr. Maleh received his M.B.A. from Northeastern University. As our chief executive officer, Mr. Maleh brings to our board of directors valuable leadership experience and a deep and thorough understanding of our business and operations, the day-to-day management of our business, and our industry as a whole.

        Thomas Avery has served as a director since February 2016. Mr. Avery served as a managing director at Raymond James & Associates from August 2000 to December 2014. Prior to joining Raymond James, Mr. Avery was head of the investment banking group and co-head of the equity capital markets division at Interstate/Johnson-Lane from 1995 to 2000, a general partner at Noro-Moseley Partners from 1989 to 1995, and a general partner at Summit Partners from 1984 to 1989. From 1977 to 1984, Mr. Avery served as senior vice president of The Robinson-Humphrey Company. Mr. Avery has served on the board of directors of Cicero, Inc. since July 2015, and on the board of directors of Rubicon Ltd. since July 2018. He also serves as a director of KIPP Metro Atlanta, a charter school organization serving low-income, minority children in Atlanta, Georgia. Mr. Avery has a B.S. in industrial management from the Georgia Institute of Technology and an M.B.A. from Harvard Business School. Our board of directors values Mr. Avery's significant investment banking and venture capital experience, as well as his deep understanding of the professional services industry.

Directors serving a term expiring at the 2020 annual meeting (Class I directors)

        Rowland Moriarty has served as a director since 1986 and as chairman of our board of directors, a non-executive position, since May 2002. From December 1992 until May 2002, Dr. Moriarty served as vice chairman of our board of directors. Dr. Moriarty has been the chief executive officer of Cubex Corporation, an international marketing consulting firm, since 1992. Dr. Moriarty was a professor at Harvard Business School from 1981 to 1992. He received his M.B.A. from the Wharton School in 1970 and his D.B.A. from Harvard University in 1980. He is a director of WEX, Inc. and Virtusa Corporation, and was a director of Trammell Crow Company from 1997 to 2006 and of Staples, Inc. from 1986 to 2016. The extensive experience, knowledge and perspective Dr. Moriarty has gained across a broad spectrum of industries as a director of these publicly-traded companies, and as an international marketing consultant and a professor of marketing, are significant assets to our board of directors. Dr. Moriarty's long-standing relationship with us has given him an intimate institutional knowledge of our business, and he has been providing invaluable leadership and guidance to our board of directors for many years.

        William Concannon has served as a director since June 2000. Mr. Concannon has served as global group president of CBRE since January 2018 and as chief executive officer of Global Workplace Solutions of CBRE, Inc., a global commercial real estate firm, since September 2015. He served as chief executive officer of Global Corporate Services of CBRE from July 2012 until September 2015, as president of Global Corporate Services of CBRE from August 2009 until July 2012, and as vice chairman of Global Corporate Services of CBRE from 2006 until August 2009. Mr. Concannon was the first real estate professional inducted into the International Association of Outsourcing Professionals' Outsourcing Hall of Fame. Mr. Concannon served as vice chairman, from June 2003, and as director, from 1991, of Trammell Crow Company, a diversified commercial real estate firm, until its acquisition by CB Richard Ellis in December 2006. Mr. Concannon received his B.S. in accounting from Providence College in 1977, where he also served on the board of trustees from 2002 until 2010. Our board of directors benefits from Mr. Concannon's wealth of experience as a senior business executive, diverse knowledge of business management, keen perspectives on a wide range of business issues, deep knowledge of professional services, insights derived from having led business services at a large corporation, and otherwise being a recognized leader in the business community.

        Robert Whitman has served as a director since May 2017. Mr. Whitman has served as chairman and chief executive officer of FranklinCovey since January 2000 and as chairman of the board of directors of FranklinCovey since June 1999. He is also co-founder and Managing Partner of WhitmanPeterson, a private equity investment firm specializing in real estate and real estate-related investments. From 1992 to 2000, Mr. Whitman served as president and co-chief executive officer of The Hampstead Group, of which he is a founding partner. He also serves as a director of Greystar Real Estate. Mr. Whitman was one of four managing partners, and a member of both the board of directors and executive committee, of the Trammell Crow Group. While at Trammell Crow, he served as co-managing partner and co-chief executive officer of Trammell Crow Interests (hotel development; management; hospitals and other medical operations; international development, etc.), chief financial officer of the Trammell Crow Group and the Trammell Crow Company, and managing partner and chief executive officer of Trammell Crow Ventures (pension fund investment and real estate related investment banking). Mr. Whitman has a B.A. in finance from the University of Utah and an M.B.A. from Harvard Business School. Our board of directors values Mr. Whitman's extensive experience in finance and private equity investing, as well as his leadership experience as a chief executive officer.

Directors serving a term expiring at the 2021 annual meeting (Class II directors)

        Nancy Hawthorne has served as a director since December 2014. Since June 2014, Ms. Hawthorne has served as founder and partner of Hawthorne Financial Advisors, a registered investment adviser in Massachusetts. From 1982 to 1997, Ms. Hawthorne was the chief financial officer and treasurer of Continental Cablevision. Ms. Hawthorne has served on the board of directors of Avid Technology since 1997, including as chairperson from February 2018 to May 2018 and from May 2004 to May 2007 and as the lead independent director from October 2014 to February 2018 and from January 2008 to December 2011, and as interim chief executive officer of Avid from August to December 2007. Ms. Hawthorne has also served on the board of directors of THL Credit, Inc., a business development company, since 2009, and as the chairperson since November 2016. Ms. Hawthorne has also served on the board of directors of the Brighthouse Funds, a family of mutual funds initially established by the Metropolitan Life Insurance Company, since 1995, including as a member of its audit committee since 2009. Ms. Hawthorne has a B.A. from Wellesley College and an M.B.A. from Harvard Business School. Our board benefits greatly from Ms. Hawthorne's deep experience as a business executive and corporate board member, including as a chief executive officer, chief financial officer, chairperson of the board or lead independent director, and member of audit, nominating and governance, and strategy committees, and her perspective gained from serving both as an executive and a director for financial services firms. Our board of directors has determined that Ms. Hawthorne is an audit committee financial expert under the rules of the Securities and Exchange Commission.

        Robert Holthausen has served as a director since July 2014. Prof. Holthausen has been Professor of Accounting and Finance at the Wharton School of the University of Pennsylvania since 1989, serving as the Nomura Securities Company Professor of Accounting and Finance since 1992, and was the Ernst & Young Professor of the Department of Accounting from 2004 to June 2016. Prof. Holthausen has a B.A. from St. Lawrence University, an M.B.A. from the University of Rochester, and a Ph.D. in Business Administration from the University of Rochester. Prof. Holthausen has been a Certified Public Accountant since 1973 and is a member of the American Institute of Certified Public Accountants, the American Accounting Association and the American Finance Association. Our board of directors values Prof. Holthausen's significant expertise in the areas of accounting, corporate governance structures and management compensation. Our board of directors has determined that Prof. Holthausen is an audit committee financial expert under the rules of the Securities and Exchange Commission.

Backgrounds of executive officers

        Below we have identified our executive officers (other than Mr. Maleh, our president and chief executive officer, who is a Class III director identified above) and provided a description of their business experience.

        Chad Holmes, who joined us in 2004 as part of our acquisition of InteCap, Inc., has served as our chief financial officer, executive vice president and treasurer since November 2014. Mr. Holmes has been a member of our senior management since 2009. Mr. Holmes received his M.B.A. in finance and management and strategy from Northwestern University and his B.A. in economics from the University of Notre Dame.

        Jonathan Yellin, who joined us in 2004 as vice president and general counsel, was appointed as our executive vice president and general counsel effective March 28, 2017. Prior to joining us, Mr. Yellin was a senior partner in the Insolvency and Restructuring practice at Riemer & Braunstein LLP from 1999 to 2004. Mr. Yellin received his J.D. cum laude from the University of Miami School of Law in 1988 and his B.A. from The George Washington University, School of Public and International Affairs, in 1985.

Board and committee meetings

        During our fiscal year ended December 29, 2018, or "fiscal 2018," our board of directors met nine times and acted by unanimous written consent seven times. During fiscal 2018, each incumbent director attended at least 75% of the total number of meetings held by our board of directors and the committees of our board of directors on which he or she served. To the extent reasonably practicable, directors are expected to attend or participate by teleconference in board meetings, meetings of committees on which they serve and the annual meeting of our shareholders. Last year, all individuals then serving as directors attended the annual meeting of our shareholders in person.

        Our board of directors has four standing committees: our audit committee, our nominating and corporate governance committee, our compensation committee and our executive committee. All of the members of our audit committee, our nominating and corporate governance committee, and our compensation committee are independent under the rules of the Nasdaq Stock Market. Our board of directors has adopted charters for each of these committees, which are available through the Investor Relations page of our website at www.crai.com. Each of our audit committee, our nominating and corporate governance committee, and our compensation committee has the authority to retain independent advisors and consultants, with all fees and expenses paid by us.

        The membership of each standing committee of our board of directors is as follows:

Audit committee:	Compensation committee:
Robert Holthausen (Chair)	Thomas Avery (Chair)
Nancy Hawthorne	William Concannon
Robert Whitman	Rowland Moriarty
Nominating and corporate	Executive committee:
governance committee:	Rowland Moriarty (Chair)
William Concannon (Chair)	William Concannon
Nancy Hawthorne	Paul Maleh
Rowland Moriarty

Audit committee

        Our audit committee is currently, and was during fiscal 2018, composed of Prof. Holthausen, Mr. Whitman and Ms. Hawthorne. Our audit committee provides the opportunity for direct contact between the members of our board of directors and our independent registered public accountants, which report directly to the committee. The committee assists our board of directors in overseeing the integrity of our financial statements; our compliance with legal and regulatory requirements; and our independent registered public accountants' qualifications, independence and performance. The committee is directly responsible for appointing, determining the compensation of, evaluating and, when necessary, terminating our independent registered public accountants. The committee is also responsible for reviewing and assessing the adequacy of the charter by which it is governed on an annual basis. Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers, employees and outside consultants of concerns regarding questionable accounting, internal accounting controls or auditing matters. Our audit committee is also responsible for reviewing and, if appropriate, approving related-party transactions. Our board of directors has determined that Prof. Holthausen and Ms. Hawthorne are audit committee financial experts under the rules of the Securities and Exchange Commission, and that all of the members of our audit committee are independent under the rules of the Nasdaq Stock Market. Our audit committee met 11 times, and acted by written consent once, during fiscal 2018.

Nominating and corporate governance committee

        Our nominating and corporate governance committee is currently, and was during fiscal 2018, composed of Dr. Moriarty, Mr. Concannon and Ms. Hawthorne. Our nominating and corporate governance committee's responsibilities include providing recommendations to our board of directors regarding nominees for director and membership on the committees of our board of directors. The committee also assists our board of directors in our enterprise risk management by providing recommendations to our board of directors regarding succession plans for our chief executive officer. An additional function of the committee is to develop corporate governance practices for recommendation to our board of directors and, once implemented, to assist our board of directors in complying with them. Our board of directors has determined that all of the members of our nominating and corporate governance committee are independent under the rules of the Nasdaq Stock Market. Our nominating and corporate governance committee met four times, and acted by written consent once, during fiscal 2018.

Compensation committee

        Our compensation committee is currently, and was during fiscal 2018, composed of Dr. Moriarty and Messrs. Avery and Concannon. Our compensation committee's responsibilities include providing recommendations to our board of directors regarding the compensation levels of our directors; reviewing and approving, or recommending for approval by our board of directors, the compensation levels of our executive officers; providing recommendations to our board of directors regarding our compensation programs; administering our employee benefit plans, including all incentive compensation plans and equity-based plans; authorizing grants under our stock option plans and other equity-based plans; and authorizing other equity compensation arrangements. The committee is directly responsible for appointing, determining the compensation of, evaluating and, when necessary, terminating our compensation consultant, as well as evaluating the independence of any legal counsel or other advisor engaged by the committee. The committee is also responsible for reviewing and assessing the adequacy of the charter by which it is governed on an annual basis. Our board of directors has determined that all of the members of our compensation committee are independent under the rules of the Nasdaq

Stock Market. Our compensation committee met six times, and acted by unanimous written consent seven times, during fiscal 2018.

Executive committee

        Our executive committee is currently, and was during fiscal 2018, composed of Dr. Moriarty and Messrs. Concannon and Maleh. Our executive committee has delineated authority to act on behalf of our board of directors in situations arising between regular meetings of our board of directors. It is intended that our executive committee will take action only when reasonably necessary to expedite our interests between regularly scheduled board meetings. Our executive committee did not meet during fiscal 2018.

Board leadership structure and role in risk oversight

        We have a separate chairman of our board of directors, a non-executive position, and chief executive officer. Our chairman, Dr. Moriarty, is an independent director who provides leadership to our board of directors in establishing our overall strategic direction consistent with the input of management and our other directors. Dr. Moriarty's long-standing relationship with us has given him an intimate institutional knowledge of our business, and he has been providing invaluable leadership and guidance to our board of directors for many years. Our chief executive officer, Mr. Maleh, brings to our board of directors valuable leadership experience and a deep and thorough understanding of our business and operations and the day-to-day management of our business, which he executes within the parameters set by our board of directors.

        Our management is responsible for the day-to-day management of the risks that we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of our enterprise risk management. In its risk oversight role, our board of directors is responsible for satisfying itself that our enterprise risk management processes are adequate and functioning as designed. The involvement of our board of directors in risk oversight includes receiving periodic reports from members of senior management and evaluating areas of material risk to us, including operational, financial, legal, regulatory, strategic, cybersecurity and reputational risks. Some risks, such as strategic risks and cybersecurity risks, are typically overseen by the full board. In addition, our board of directors has delegated risk oversight to each of its standing committees within their areas of responsibility. Our compensation committee assists our board of directors in its risk oversight function by overseeing strategies related to our incentive compensation programs and key employee retention. Our audit committee assists our board of directors in its risk oversight function by reviewing our system of disclosure controls and our internal controls over financial reporting, as well as reviewing and, if appropriate, approving related-party transactions. Our nominating and corporate governance committee assists our board of directors in its risk oversight function by managing risks associated with director candidate selection, governance and succession. Each member of our senior management is initially responsible for assessing and prioritizing the risks that fall under the manager's area of responsibility and, as a general rule, these risks are discussed with, and then reported to our board of directors or the applicable committee of our board of directors by, our general counsel. As part of the process by which our board oversees our enterprise risk management, from time to time our general counsel provides updates regarding enterprise risk to our board of directors in the form of presentations or discussions.

Director candidates and selection process

        The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to our current directors and others for recommendations for candidates, meetings from time to time to evaluate biographical information and background materials relating to candidates, and interviews of selected candidates by members of the committee and other members of our board of directors. The committee often solicits the opinions of third parties with whom a potential candidate has had a business relationship. Once the committee is satisfied that it has collected sufficient information on which to base a judgment, the committee votes on the candidates under consideration.

        In evaluating the qualifications of any candidate for director, the committee considers, among other factors, the candidate's depth of business experience, intelligence, quality of judgment, integrity, familiarity with the legal, regulatory, and business consulting industry, ability to assist in recruiting outside experts and employee consultants, understanding of financial matters, familiarity with the periodic financial reporting process, reputation, level of educational attainment, degree of independence from management, contribution to the diversity of our board of directors, and willingness and ability to serve. The committee also considers the degree to which the candidate's skills, experience and background complement or duplicate those of our existing directors. Among the experiences, attributes, qualities and skills that the committee believes to be necessary for one or more members of our board of directors to possess are familiarity with the segments of the consulting industry in which we compete, substantial experience with the financial reporting process for public companies, and knowledge of the academia of economics. In the case of incumbent directors whose terms are set to expire, the committee also gives consideration to the director's prior contributions to our board of directors. In evaluating candidates, the committee prefers to retain the flexibility to consider each candidate's overall mix of qualifications, rather than to specify minimum qualifications that each candidate must possess.

        While we do not have a formal diversity policy for our board of directors, our nominating and corporate governance committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the discussions and decisions of our board of directors. In the committee's evaluation of candidates for director, it considers diversity with respect to viewpoints, accomplishments, skills and experience, as well as other factors in light of the current composition of our board of directors and our requirements. In selecting candidates to recommend for nomination as a director, the committee abides by our firm-wide non-discrimination policy.

        The committee considers director candidates recommended by shareholders and uses the same process to evaluate candidates, whether the candidates are recommended by shareholders, directors, management or others. The committee has not adopted any particular method that shareholders must follow to make a recommendation. We suggest that shareholders make recommendations by writing to the chairman of our nominating and corporate governance committee, in care of our offices, with sufficient information about the recommended candidate and his or her work experience, skills, qualifications for director and references to enable the committee to evaluate the candidacy properly. We also suggest that shareholders make their recommendations well in advance of the anticipated mailing date of our next proxy statement to provide our nominating and corporate governance committee an adequate opportunity to complete a thorough evaluation of the candidacy, including personal interviews. We remind shareholders of the separate requirements set forth in our by-laws for nominating individuals to serve as directors, which are discussed in this proxy statement under the heading "Shareholder Proposals" below.

Communications with our board of directors

        Our board of directors has established the following process for shareholders to communicate with it, and this process has been approved by a majority of our independent directors. Shareholders wishing to communicate with our board of directors should send correspondence to the attention of Chairman of the Board, CRA International, Inc., 200 Clarendon Street, T-9, Boston, Massachusetts 02116. The correspondence should include satisfactory evidence that the sender of the communication is one of our shareholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the shareholder and the number of our shares held by the shareholder. Our chairman reviews all correspondence confirmed to be from shareholders and decides whether or not to forward the correspondence, or a summary of it, to our board of directors or a committee of our board of directors. Accordingly, our chairman reviews all shareholder correspondence, but the decision to relay any correspondence to our board of directors or a committee of our board of directors rests entirely within our chairman's discretion.

        Our board of directors believes this process suffices to handle the relatively low volume of communications we have historically received from our shareholders. If the volume of communications increases sufficiently to become burdensome to our chairman, our board of directors may elect to adopt more elaborate screening procedures.

TRANSACTIONS WITH RELATED PARTIES

Review, approval or ratification of transactions with related parties

        Under our audit committee's charter, the committee is responsible for reviewing any proposed related-party transaction, as defined under the rules of the Nasdaq Stock Market, and, if appropriate, approving the transaction. A copy of our audit committee charter is available through the Investor Relations page of our website at www.crai.com.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        At the close of business on April 22, 2019, there were issued and outstanding 8,040,916 shares of our common stock entitled to cast 8,040,916 votes. On April 22, 2019, the closing price of our common stock as reported on the Nasdaq Global Select Market was $51.04 per share.

        The following table provides information regarding the beneficial ownership of shares of our common stock as of April 22, 2019 by:

  •
  each person known to us to be a beneficial owner of more than five percent of our shares of common stock;

  •
  each of our current directors;

  •
  each of our named executive officers; and

  •
  all of our current directors and current executive officers as a group.

        The persons named in the table below have sole voting and sole dispositive power with respect to the shares listed, except as otherwise indicated. The inclusion of shares in the table below does not constitute an admission of beneficial ownership of such shares. The "Right to acquire" column represents shares of our common stock that may be purchased through the exercise of stock options within 60 days after April 22, 2019. The information in the table is based on information received (including via filings made under the Securities Exchange Act of 1934, as amended) from or on behalf of the persons named in the table.

	Shares beneficially owned
Name of beneficial owner	Outstanding	Right to acquire	Total	Percent
BlackRock, Inc.(1)	904,948	—	904,948	11.3%
Dimensional Fund Advisors LP(2)	686,706	—	686,706	8.5%
Renaissance Technologies LLC(3)	503,109	—	503,109	6.3%
Paul Maleh(4)	114,770	74,586	189,356	2.3%
Rowland Moriarty(5)	68,847	—	68,847	*
William Concannon(6)	23,533	—	23,533	*
Chad Holmes(7)	19,472	18,756	38,228	*
Jonathan Yellin(8)	10,191	9,584	19,775	*
Robert Holthausen(6)	12,639	—	12,639	*
Nancy Hawthorne(6)	11,998	—	11,998	*
Thomas Avery(6)	10,270	—	10,270	*
Robert Whitman(6)	5,492	—	5,492	*
All current directors and executive officers as a group (nine persons)	277,212	102,926	380,138	4.7%

*
Less than one percent.

(1)
The number of shares of our common stock beneficially owned by BlackRock, Inc. is based solely on information in a Schedule 13G/A filed on January 24, 2019 by BlackRock, Inc., in which it reported sole voting power over 861,302 shares and sole dispositive power over 904,948 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
The number of shares of our common stock beneficially owned by Dimensional Fund Advisors LP is based solely on information in a Schedule 13G/A filed on February 8, 2019 by Dimensional Fund Advisors LP, in which it reported sole voting power over 658,799 shares and sole dispositive power over 686,706 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(3)
The number of shares of our common stock beneficially owned by Renaissance Technologies LLC is based solely on information in a Schedule 13G/A filed on February 13, 2019 by Renaissance Technologies LLC and Renaissance Technologies Holding Corporation, in which each of them reported sole voting power over 441,800 shares, sole dispositive power over 495,137 shares, and shared dispositive power over 7,972 shares. The address for each of Renaissance Technologies LLC and Renaissance Technologies Holding Corporation is 800 Third Avenue, New York, New York 10022.

(4)
Mr. Maleh is our chief executive officer and president, and one of our directors.

(5)
Dr. Moriarty is our chairman of the board. Amount reported includes 39,000 shares held by Movex, LLC, a limited liability company that is wholly owned by two family trusts.

(6)
Member of our board of directors.

(7)
Mr. Holmes is our chief financial officer, executive vice president and treasurer.

(8)
Mr. Yellin is our general counsel and executive vice president.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. SEC regulations require officers, directors and greater-than-ten-percent shareholders to furnish us with copies of all Section 16(a) forms they file.

        Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during fiscal 2018 and Forms 5 and amendments thereto furnished to us with respect to fiscal 2018, or written representations that a Form 5 was not required for fiscal 2018, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent shareholders during fiscal 2018 were fulfilled in a timely manner.

 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director compensation

        We pay our non-employee directors, who consist of all our directors other than our chief executive officer, an annual fee of $75,000 for their services as directors. We pay an annual fee of $25,000 to the chair of our audit committee, $20,000 to the chair of our compensation committee, $10,000 to the chairs of our executive committee and our nominating and corporate governance committee, and $5,000 to each non-employee director who serves as a member, but not the chair, of any committee for service on each committee above one. Our chairman also receives an annual fee of $150,000, as well as office space, support services and healthcare benefits, for his services as chairman of our board of directors. Our board of directors on a regular basis reviews the competitiveness and appropriateness of its director compensation program to ensure that it is aligned with current leading practices. In early 2018, the board's independent advisor, Semler Brossy Consulting Group, LLC, conducted a competitive review against our direct peers as well as general industry companies of our size. Based on that review, no changes were made to the director compensation program except for as of January 1, 2019, each independent director serving on a committee will receive an additional amount equal to $1,500 for each committee meeting attended by such director after the eighth meeting of such committee in a calendar year. Directors who are employees do not receive separate fees for their service as directors. All of the payments described in this paragraph are made in cash.

        Under the terms of our 2006 equity incentive plan, each director who is not employed by, and does not provide independent contractor services as a consultant or advisor to, us or our subsidiaries receives the automatic restricted stock awards described below. We refer to these directors as our "non-employee directors." Currently, our non-employee directors are Dr. Moriarty, Prof. Holthausen, Messrs. Avery, Concannon and Whitman, and Ms. Hawthorne. Each non-employee director who is re-elected as a director at, or whose term as a director continues after, the annual meeting of our shareholders receives, on the date of the meeting, a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, valued at $75,000 based on the closing price of our common stock as of the date of the meeting. In addition, each person who is first elected or appointed as a non-employee director receives, on the date of his or her election or appointment, a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, valued at $75,000 based on the closing price of our common stock as of the date of the grant. Under our 2006 equity incentive plan, the value of these automatic grants of restricted stock awards may be changed by our board of directors.

        In fiscal 2018, we gave the following grants to our non-employee directors in accordance with the terms of our 2006 equity incentive plan. In connection with the annual meeting of our shareholders held on July 11, 2018, each of Dr. Moriarty, Prof. Holthausen, Messrs. Avery, Concannon and Whitman and Ms. Hawthorne received a restricted stock award of 1,376 shares of our common stock.

        The following table provides information regarding the compensation earned by our non-employee directors in fiscal 2018.

 Non-Employee Director Compensation Table for Fiscal 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)(4)	Total ($)
Rowland Moriarty	240,000	74,992	314,992
Thomas Avery	95,000	74,992	169,992
William Concannon	90,000	74,992	164,992
Nancy Hawthorne	80,000	74,992	154,992
Robert Holthausen	100,000	74,992	174,992
Robert Whitman	75,000	74,992	149,992

(1)
These grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation—Stock Compensation" ("ASC Topic 718"), excluding the effect of estimated forfeitures, based on the closing market price of our common stock on the date of grant. Additional details on accounting for share-based compensation can be found in note 1, "Summary of Significant Accounting Policies—Share-Based Compensation," and note 10, "Share-Based Compensation," to our consolidated financial statements in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2019.

(2)
Amount reflects the grant date fair value of a restricted stock award made to the non-employee director on July 11, 2018 under our 2006 equity incentive plan.

(3)
As of December 29, 2018, each non-employee director held the number of outstanding unvested shares of restricted stock set forth in the table below.

Name	Shares (#)
Rowland Moriarty	5,157
Thomas Avery	6,340
William Concannon	5,157
Nancy Hawthorne	5,157
Robert Holthausen	5,157
Robert Whitman	4,464
(4)
Dividends declared with respect to shares of restricted stock granted to our non-employee directors under our 2006 equity incentive plan after July 11, 2018 are not paid until the underlying shares of restricted stock become vested. These dividends are, and have been, factored into the grant date fair values reported for the shares of restricted stock on which they are paid.

Director stock ownership guidelines

        The current policy of our board of directors is that our non-employee directors should acquire and obtain shares of our common stock (whether or not vested) with an aggregate value equal to at least 300% of the director's annual fee (currently $75,000) for serving on our board of directors. If a non-employee director has not achieved, or is not maintaining, this threshold, the director is required to hold 50% of the total shares of our common stock received by him or her upon the vesting of shares of restricted stock or the exercise of stock options, net of any shares sold to fund the exercise prices of option exercises or any tax withholding.

Compensation committee interlocks and insider participation

        The members who served on our compensation committee during fiscal 2018 were Dr. Moriarty and Messrs. Avery, and Concannon. None of these members was one of our officers or employees during fiscal 2018, and none of these members is one of our former officers. None of our executive officers serves (or served during fiscal 2018) on the board of directors or compensation committee of an entity that has one or more executive officers serving (or who served during fiscal 2018) on our board of directors or compensation committee.

Compensation discussion and analysis

        This compensation discussion and analysis provides a detailed description of our executive compensation objectives, practices and programs, as well as the means by which our compensation committee determines executive compensation under those programs. This compensation discussion and analysis focuses on the compensation of our executive officers for fiscal 2018, who were:

  •
  our chief executive officer, president and director, Paul Maleh;

  •
  our chief financial officer, executive vice president and treasurer, Chad Holmes; and

  •
  our executive vice president and general counsel, Jonathan Yellin.

        These executive officers are sometimes referred to as our "named executive officers."

        As used below, the terms "senior corporate leaders," "practice leaders" and "key revenue generators" refer to the following groups of our employees:

  •
  senior corporate leaders: our executive officers and other senior-level corporate leaders;

  •
  practice leaders: our senior employee consultants who lead our practice groups; and

  •
  key revenue generators: our senior and other employee consultants who generate a high level of revenue for us.

Executive Summary

Executive officers

        We seek to align the compensation we pay our executive officers with the interests of our shareholders. Our executive officers' total compensation each fiscal year is generally comprised of a mix of base salary and a much larger portion of variable at-risk compensation consisting of annual incentive cash bonuses, long-term incentive equity awards and, in some cases, long-term incentive cash awards. This mix of fixed and variable at-risk compensation is designed to create competitive compensation packages that reward our executive officers for achieving our long-term and short-term business objectives, including increasing our growth, profitability and shareholder value, without encouraging unnecessary or excessive risk-taking.

Our LTIP and 2006 equity incentive plan

        We believe that the equity and cash awards granted under our long-term incentive program, or "LTIP," are the foundation of our overall pay-for-performance compensation program for our senior corporate leaders, practice leaders and other key revenue generators. These awards serve to motivate high levels of performance, recognize these employees' contributions to our success, and encourage them to consider our long-term growth and profitability, thereby aligning their interests with the interests of our shareholders. We conduct our business in a very competitive environment. In order to remain competitive, we must be able to recruit and employ top-flight corporate officers and employee consultants who have abundant talent, demonstrated skills and experience, and, as to employee consultants, the ability to become key revenue generators for us. In addition, we must be able to retain our senior corporate leaders, practice leaders and other key revenue generators. We believe that the awards granted under the LTIP are vital parts of the compensation that we must provide in order to achieve those goals.

        As of April 22, 2019, we had 726,786 shares available for grant under our 2006 equity incentive plan as counted under the plan. As the plan counts each full-share award granted under the plan (essentially all awards we grant other than stock options) as 1.83 shares, this number represents only 397,151 full-share awards available for grant under the plan.

Compensation program highlights

        The table below discusses the material features of our compensation programs.

Compensation Program Highlights
Practice	Highlights
Pay for Performance

•

Annual Incentive Cash Bonuses. The annual incentive cash bonuses our executive officers are eligible to receive are tied to the achievement of objective financial goals and individual strategic goals tailored to the executive officer.

In fiscal 2018, the target payments of annual incentive cash bonuses constituted over 49% of the target cash compensation of our executive officers.(1)

•

Performance-Based LTIP Awards. The equity and cash awards granted under our LTIP include performance-vesting restricted stock units ("PRSUs") and performance-based cash awards, with vesting tied to the achievement of objective financial goals over one or more fiscal years.

• CEO Salary. Our performance is one of the primary factors considered by our compensation committee in determining our chief executive officer's salary.

•

Risk Mitigation. To further ensure that payment under our executive compensation packages is commensurate with our performance, these packages have the features discussed in the "Risk Mitigation" section below.

Use of Variable, At-Risk Compensation

•

Variable At-Risk Compensation. The compensation packages granted to our executive officers include a significant percentage of variable at-risk compensation, including equity awards, the value of which after granting fluctuates with the performance of our common stock, and cash and equity awards with performance objectives that are tied to our performance.

In fiscal 2018, variable at-risk compensation(2) comprised over 68% of the target total compensation of our executive officers.(3)

(1)
Target cash compensation includes salary and target annual incentive cash bonuses for 2018 fiscal year performance.

(2)
Variable at-risk compensation includes annual incentive cash bonuses for 2018 fiscal year performance, performance-based cash LTIP awards, and all equity LTIP awards, in each case measured at target.

(3)
Target total compensation includes target cash compensation as described in footnote 1 above, as well as all performance-based cash LTIP awards and all equity LTIP awards, measured at target.

Compensation Program Highlights
Practice	Highlights
Retention

•

4-Year Vesting Schedule. The stock options, time-vesting restricted stock units ("RSUs"), and PRSUs granted under our LTIP all vest over 4 years, with the first tranche vesting no earlier than the first anniversary of the date of grant. The same was true for all service-based and performance-based cash awards granted under our LTIP in fiscal 2018.

•

Minimum First Year Vesting Tranche. All awards under our 2006 equity incentive plan are granted with a minimum one-year vesting period, subject to a carve out for up to 5% of the shares issuable under the plan.

•

Dividends. The dividend equivalent rights that accrue with respect to the restricted stock units granted under our 2006 equity incentive plan are subject to vesting on the same terms as the underlying award, and thus cannot be paid or otherwise settled until the underlying award has vested. The plan prohibits the payment of dividends or the accruing of dividend equivalent rights on stock options and stock appreciation rights granted under the plan, and prohibits the payment of dividends, and the settlement of dividend equivalent rights accruing, on unvested full-share awards granted under the plan after July 11, 2018, all as further described below under the heading "Dividends and dividend equivalent rights."

Shareholder Alignment

•

Annual Incentive Cash Bonuses. The fiscal 2018 annual incentive cash bonuses were tied to the achievement of equally weighted net revenue and profitability goals, motivating both top-line and bottom-line growth. For the chief executive officer, chief financial officer, and general counsel, the proportions of the target annual incentive bonus tied to these goals were 70%, 50%, and 30%, respectively.

•

LTIP Equity Awards. The awards granted under our LTIP include equity awards that gain value only as our stock price increases after the date of grant. The grants include PRSUs that are based on revenue growth and profitability measured over a performance period of at least one year. These awards further reinforce our focus on top-line and bottom-line growth.

Risk Mitigation

•

Mix of Compensation. In fiscal 2018, our executive officer compensation contained a mix of salary, annual incentive cash bonuses and long-term incentive cash and equity compensation designed to keep our executive officers motivated without encouraging unnecessary or excessive risk-taking.

•

Performance Award Caps/Committee Discretion. The annual incentive cash bonuses that our executive officers were eligible to receive for fiscal 2018 were subject to maximum payment amounts. The payouts are subject to the discretion of our compensation committee, which can reduce or eliminate the amount paid regardless of performance achieved. These factors mitigate the risk of payments that are not commensurate with our actual performance.

Compensation Program Highlights
Practice	Highlights

•

Ownership Guidelines. We have rigorous ownership requirements for equity awards granted to our executive officers under our LTIP described in the "Ownership Guidelines" section below, which motivate our executive officers to consider our long-term performance.

•

Independent Compensation Consultant. Our compensation committee can seek, and has sought and received, advice regarding the structuring of our compensation programs from an independent compensation consultant.

In fiscal 2018, our compensation committee received advice from Semler Brossy Consulting Group, LLC. The committee determined that Semler Brossy was independent from us and that no conflicts existed.
• Clawback Policies. We have adopted the compensation recovery policies discussed in the section "Clawback Policies" below.

No Derivatives, Hedging, Short Sales; Limited Pledging	• Derivatives, Hedging, Short Sales. Our trading policies prohibit transactions in derivatives, hedging or short sales.
• Pledging. Our trading policies prohibit pledging without the approval of our chief executive officer or our general counsel.

Acceleration Following Change in Control

•

Cash Plan Awards. The annual incentive cash bonuses our executive officers are eligible to receive under our cash incentive plan are accelerated in connection with a change in control only if the awards are neither assumed nor substituted for by the acquirer.

•

Equity Plan Awards. There is no automatic acceleration of equity awards under our 2006 equity incentive plan, or under our form agreements for these awards, in connection with a change in control. None of our executive officers has an agreement providing for acceleration of equity awards in connection with a change in control. Acceleration in connection with a change in control of assumed or substituted for equity awards granted under our 2006 equity incentive plan is limited to double-trigger acceleration. Acceleration in connection with a change in control of performance awards that are neither assumed nor substituted for is limited to acceleration based on actual performance that is prorated for the portion of the performance period that has been completed.

Clawback Policies

•

NEOs. Our board of directors has adopted an omnibus equity and incentive compensation recovery policy, which enables it to seek recoupment of annual or long-term incentive cash or equity compensation granted after April 30, 2015 (including equity awards granted under our 2006 equity incentive plan) from our current or former named executive officers in the event of an accounting restatement due to our material noncompliance with any financial reporting requirement under applicable securities laws (excluding restatements resulting from changes to applicable accounting principles).

Ownership Guidelines

•

LTIP Awards. The equity awards granted to our executive officers under our LTIP are subject to rigorous ownership thresholds, which are set at 400% of annual base salary for our chief executive officer and 300% of annual base salary for each of our other executive officers.

Compensation Program Highlights
Practice	Highlights
No NEO Tax Gross Ups	• No NEO Tax Gross Ups. None of our named executive officers has an agreement that provides for any form of tax gross up.

Limited NEO Perquisites

•

Limited NEO Perquisites. Except for modest perquisites, our executive officers receive benefits that are comparable to the benefits provided to our other employees and pay costs and taxes on such perquisites on the same basis as other employees.

No NEO Employment Agreements	• No NEO Employment Agreements. None of our named executive officers has an employment agreement.

Consideration of the 2018 say-on-pay vote

        At the annual meeting of our shareholders held on July 11, 2018, we held a non-binding, advisory shareholder vote on the compensation of our named executive officers as disclosed in the proxy statement filed in connection with that meeting, commonly referred to as a "say-on-pay" vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, as over 97% of the shares voted at the annual meeting on the say-on-pay resolution (excluding abstentions and broker non-votes) were voted in favor of it.

        As we evaluated our compensation practices and policies for and throughout fiscal 2018, our compensation committee was mindful of the strong support our shareholders expressed for our philosophy of aligning the compensation of our executive officers with our interests and the interests of our shareholders. In addition, senior management seeks to engage in conversations with our shareholders throughout the year to ensure that management and the board understand and consider the issues that are important to them. As a result, our compensation committee decided to follow the same general approach to executive officer compensation for fiscal 2018 that it has followed since fiscal 2010, including granting salary, annual incentive-based cash bonuses, and equity awards under our LTIP.

        Our compensation committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions.

Compensation objectives

        Our growth and long-term success depend upon our ability to attract and retain talented and highly qualified corporate executives and employee consultants. The main objectives of our compensation programs are:

  •
  to provide competitive compensation packages that enable us to attract, retain and reward talented and highly-qualified corporate executives and employee consultants who will contribute or are contributing to our growth and long-term success;

  •
  to align compensation with the interest of our shareholders, and motivate and reward high levels of performance achieved without taking unnecessary or excessive risks, by linking a substantial portion of compensation to performance; and

  •
  to recognize and reward the achievement of pre-established objective financial and individual performance goals.

        We believe these objectives are furthered by the use of compensation packages that include salary, annual incentive cash compensation, long-term incentive equity and/or cash compensation.

Compensation processes and procedures

Role of our compensation committee and chief executive officer

        The compensation committee established by our board of directors is currently composed of Mr. Avery, who is the chairman, Dr. Moriarty and Mr. Concannon, all of whom are independent directors (within the rules of the Nasdaq Stock Market). Our compensation committee is governed by a written charter adopted by our board of directors. A copy of our compensation committee charter is available through the Investor Relations page of our website at www.crai.com. Under the charter, our compensation committee is responsible for recommending to our board of directors the compensation philosophy and policies that we should follow, particularly with respect to the compensation of members of our senior management. In addition to and among the other duties set forth in this proxy statement under the heading "Corporate Governance—Compensation committee" above, the committee is responsible for:

  •
  reviewing and approving, or recommending for approval by our board of directors, the compensation of our executive officers, including our chief executive officer;

  •
  setting, in consultation with management, as applicable, and, if desired by the committee, our compensation consultant, the corporate and individual performance criteria, performance targets and payment formulas of our executive officers' cash and equity incentive compensation, and overseeing the evaluation of our executive officers in light of those criteria and targets;

  •
  administering, reviewing and making recommendations to our board of directors with respect to our employee benefit plans, including our incentive cash compensation plans and our equity-based plans;

  •
  appointing, determining the compensation of, evaluating and, when necessary, terminating our compensation consultant, as well as evaluating the independence of any compensation consultant, legal counsel or other advisor engaged by the committee;

  •
  reviewing and assessing the adequacy of its charter on an annual basis;

  •
  evaluating whether or not our compensation practices and policies create unnecessary or excessive risks; and

  •
  reviewing and discussing with management our disclosures to be included in our annual proxy statement and annual report on Form 10-K regarding executive compensation, including the sections of this proxy statement entitled "Compensation of Directors and Executive Officers—Compensation discussion and analysis" and "Compensation of Directors and Executive Officers—Compensation policies and practices as they relate to risk management" below.

        When developing recommendations for the compensation of our executive officers other than our chief executive officer, the committee also takes into account recommendations made by our chief executive officer. Our chief executive officer is not permitted to be present when our compensation committee is deliberating on our chief executive officer's compensation.

Compensation consultant

        Our compensation committee has the authority to engage and receive advice from external compensation consultants, with all fees and expenses paid by us. In fiscal 2018, the committee engaged and received advice from Semler Brossy Consulting Group, LLC, or "Semler Brossy." Semler Brossy reports directly to the committee and provides services only as directed by the committee. Our compensation committee has reviewed Semler Brossy's policies regarding independence and conflicts of interest and assessed Semler Brossy's independence based on, among other things, this review and consideration of the other factors required by the rules of the Securities Exchange Act of 1934, as amended, and the Nasdaq Stock Market. Based on this review and consideration, the committee has determined that Semler Brossy is independent from us and that the services provided to us by Semler Brossy in fiscal 2018 raised no conflicts of interest.

        In fiscal 2018, Semler Brossy provided our compensation committee with information relating to the executive officer and director compensation levels and practices of our peers, and other companies roughly the same size as us, and generally advised the committee regarding the design of our executive officer and director compensation packages. Semler Brossy also provided advice as to our executive officer compensation packages in light of the Tax Cuts and Jobs Act of 2017 (the "Tax Act") and elimination of the exclusion for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Our compensation committee considered this information when setting our named executive officer compensation packages for fiscal 2018.

        Although Semler Brossy does not generally participate in meetings of our compensation committee, Semler Brossy may participate, by invitation, in portions of some of the meetings of our compensation committee, including some of the executive sessions without any members of management present. In addition, the chair of our compensation committee and, with respect to the compensation of our other executive officers, our chief executive officer at the direction of our compensation committee may consult with Semler Brossy outside of these meetings.

Setting executive officer compensation and peer groups

        In general, our compensation committee is responsible for reviewing and approving, or recommending for approval by our board of directors, the compensation of our executive officers, including our chief executive officer. In fiscal 2018, the compensation of our executive officers was reviewed and approved by our compensation committee. When developing recommendations for the compensation of our executive officers other than our chief executive officer, our compensation committee also took into account recommendations made by our chief executive officer.

        To achieve our executive compensation objectives stated above, our compensation committee does not target any particular benchmarks, and instead strives to make decisions concerning executive compensation that:

  •
  establish incentives that link executive officer compensation to our financial performance and that motivate our executives to attain annual financial targets and long-term strategic goals;

  •
  provide total compensation packages that are competitive among our peers that offer consulting services similar to ours;

  •
  establish personal objectives that link executive officer compensation to the achievement of goals that correlate to our growth and long-term financial success; and

  •
  otherwise align the interests of our executive officers and our shareholders.

        Although we compete with other consulting firms to acquire top talent and strive to attract and retain our key employees, including our executive officers, our compensation committee does not target any explicit compensation positioning relative to our peers. Instead, peer group information is just one of the factors considered by our compensation committee when establishing the appropriate level of compensation for our executive officers, and the appropriate allocation of their compensation among salary, annual incentive, and long-term incentive compensation and between cash and equity compensation. Other factors considered by our compensation committee include the scope of the executive officer's role, the executive officer's individual performance and experience, and our performance.

        In setting our executive officer compensation in fiscal 2018 and other recent fiscal years, our compensation committee has also considered the analysis provided by Semler Brossy regarding the compensation being paid by a peer group comprised of the following public professional service firms that are in businesses comparable to ours:

  •
  FTI Consulting, Inc.

  •
  Huron Consulting Group Inc.

  •
  Navigant Consulting, Inc.

  •
  ICF International

        In setting our executive officer compensation in recent fiscal years, our compensation committee also reviewed data provided by Semler Brossy derived from industry surveys of the compensation of executive officers by companies of roughly the same size as us and data regressed to our revenue.

Executive officer compensation in fiscal 2018

        The principal components of our executive officer compensation granted in or for our fiscal year ending December 29, 2018 were cash compensation and long-term incentive equity compensation. The cash compensation consisted of base salary and annual incentive cash bonuses that our executive officers were eligible to receive based on our fiscal 2018 performance under our cash incentive plan. The equity compensation consisted of stock options and restricted stock unit awards, in each case vesting over four years, and performance-vesting restricted stock unit awards based on our fiscal 2019 and fiscal 2020 performance, all of which were granted under our LTIP.

        We believe that mixing base salary, annual incentive cash bonuses and long-term incentive equity compensation (with vesting based on time and/or performance) is consistent with our overall compensation philosophy because it rewards performance without encouraging unnecessary or excessive risk-taking, provides competitive compensation packages relative to our peers, aligns the interests of our executive officers and our shareholders, and helps us attract and retain top talent.

Salary

        We include base salary in our executive officer compensation packages because we believe it is appropriate for a portion of compensation to be fixed and predictable, and because the use of base salary is consistent with the compensation provided to the similarly situated executives of our peers. Our compensation committee generally fixes the annual base salary of our executive officers at its regularly scheduled meeting in the first fiscal quarter of each year. Each executive officer's base salary reflects his or her position, experience, past contributions and potential. Annual changes to an executive officer's base salary, if any, are based on the committee's assessment of the individual performance of the executive officer, our overall performance and the performances of our business practices, any changes in the executive officer's role, general economic conditions (such as inflation), and economic forecasts. In determining the base salaries of our executive officers, the committee is also generally mindful of our overall goal of remaining competitive with our peers and retaining our executive officers.

        On April 2, 2018, our compensation committee set the annual rates of base salary for our executive officers as follows: $710,000 for Mr. Maleh, our president and chief executive officer; $375,000 for Mr. Holmes, our chief financial officer, executive vice president and treasurer; and $375,000 for Mr. Yellin, our general counsel and executive vice president. Our compensation committee set each of Mr. Maleh's and Mr. Yellin's annual rate of base salary for fiscal 2018 at its fiscal 2017 level. In increasing Mr. Holmes' base salary to $375,000, the committee considered the improvements in Mr. Holmes' performance over fiscal 2016 and 2017, during which period Mr. Holmes' base salary was fixed at $350,000.

Annual incentive cash bonuses

        In addition to base salary, the cash compensation of our executive officers for fiscal 2018 included annual incentive cash bonuses that our executive officers were eligible to receive under our cash incentive plan, based on the achievement of performance goals linked to certain performance metrics. The use of these annual incentive cash bonuses permits us to provide our executive officers with motivation to pursue particular objectives in any given year that are consistent with our growth and profitability, as well as the overall goals and strategic direction set by our board of directors. These annual incentive cash bonuses also tie compensation to performance, and thus play an important role in our pay-for-performance philosophy. The importance of this philosophy to us and our compensation committee is demonstrated by the fact that in fiscal 2018 the target payment amounts under these annual incentive cash bonuses constituted over 49% of the target cash compensation of our executive officers.(4)

  Performance criteria and targets of fiscal 2018 annual incentive cash bonuses

        On April 2, 2018, our compensation committee determined the performance criteria, performance targets and payment formulas of the annual incentive cash bonuses that our executive officers were eligible to receive for fiscal 2018 performance under our cash incentive plan.

        The performance criteria underlying these annual incentive cash bonuses were based on our fiscal 2018 consolidated non-GAAP net revenue, our fiscal 2018 "Performance Compensation EBITDA," and subjective individual performance goals for fiscal 2018 (with this last component, in the case of our chief executive officer, Mr. Maleh, being limited by an objective performance formula based on our fiscal 2018 Performance Compensation EBITDA).(5)

        The net revenue and earnings performance criteria were weighted equally, with each tied to 35% of the target payment amount of the annual incentive cash bonus, in the case of our president and chief executive officer, Mr. Maleh, to 25% of the target payment amount of the annual incentive cash bonus, in the case of our chief financial officer, executive vice president and treasurer, Mr. Holmes, and to 15% of the target payment amount of the annual incentive cash bonus, in the case of our general counsel and executive vice president, Mr. Yellin. This equal weighting of objective financial performance criteria is designed to motivate our executive officers to consider and improve both our growth and our profitability, thereby aligning their interests with the interests of our shareholders. Semler Brossy advised our compensation committee in fiscal 2017 that this weighting was in line with the practices of our peer group. The performance targets established by our compensation committee for these objective financial performance criteria were $398.4 million for our fiscal 2018 consolidated non-GAAP net revenue and $67.3 million for our fiscal 2018 Performance Compensation EBITDA.

(4)
See footnote 1 for the determination of "target cash compensation."

(5)
As used here, "Performance Compensation EBITDA" means our consolidated GAAP net income reported in our audited financial statements for fiscal 2018, with the following charges added back: interest expense, net, provision for income taxes, depreciation and amortization, share-based compensation expense, amortization of forgivable loans, and other expense, net, all as additionally adjusted for the further non-GAAP adjustments set forth in the following sentence. The net revenue and Performance Compensation EBITDA metrics used for these annual incentive cash bonuses were also subject to the following additional non-GAAP adjustments: the exclusion of the impact of our GNU123 Liquidating Corporation subsidiary, which was formally known as "NeuCo, Inc." prior to the sale of substantially all of its assets on April 13, 2016. ("GNU"), acquisitions, discontinued operations, and extraordinary and special items, each to the extent that they arose during fiscal 2018, and any other adjustments to our publicly reported GAAP results in our earnings releases for fiscal 2018, consistent with past practice.

        The subjective individual goals were tied to 30%, in the case of our chief executive officer, Mr. Maleh, 50%, in the case of our chief financial officer, Mr. Holmes, and 70%, in the case of our general counsel, Mr. Yellin, of the target payment amount of the annual incentive cash bonus. The individual component of these bonuses is designed to motivate our executive officers to pursue individual, qualitative and strategic goals consistent with their particular roles. These subjective individual goals were set for our executive officers (other than Mr. Maleh, our chief executive officer) by our compensation committee in consultation with our chief executive officer and, for Mr. Maleh, by our compensation committee.

  Payment formulas of annual incentive cash bonuses for fiscal 2018 performance

        The overall target payments for the annual incentive cash bonuses that our executive officers were eligible to receive for fiscal 2018 performance, were as follows: for Mr. Maleh, $900,000 (or approximately 127% of annual base salary); for Mr. Holmes, $300,000 (or 80% of annual base salary); and for Mr. Yellin, $250,000 (or approximately 67% of annual base salary).

        The amounts to be paid under these annual incentive cash bonuses, which were determined by our compensation committee on March 1, 2019 as described under the heading "Amounts paid with respect to fiscal 2018 annual incentive cash bonuses" below, could not exceed a maximum payment amount, mitigating the risk that the incentive cash compensation payable to our executive officers for fiscal 2018 would not be commensurate with our actual performance. These maximum payment amounts, which emphasize the relative importance of the objective financial performance criteria underlying them, were determined as follows: (1) the maximum payment of each component linked to net revenue or earnings performance criteria was equal to twice that component's target payment, and (2) the maximum payment of any component linked to individual subjective performance goals was 140% of that component's target payment. The target and maximum amounts payable under these annual incentive cash bonuses are reported under the heading "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" in the "Grants of Plan-Based Awards for Fiscal 2018" table below.

        The payment formulas under the components of these annual incentive cash bonuses tied to net revenue and earnings performance criteria increased the payment by 1% of the target payment for each 1% that the achievement of the applicable performance criteria exceeded the applicable performance target (subject to the component's maximum payment amount), and decreased the payment by 1% of the target payment for each 1% that the achievement of the applicable performance criteria missed the applicable performance target (subject to a floor of zero). Our compensation committee initially adopted this one-to-one so-called "leverage curve" in fiscal 2009 based, in part, on advice from Semler Brossy that less steep leverage curves are more appropriate when performance targets are unpredictable and volatile. Our compensation committee decided to retain this one-to-one leverage curve for the components of the annual incentive cash bonuses that our executive officers were eligible to receive for fiscal 2018 performance tied to objective financial performance criteria based on the same rationale.

        The payment formula under the components of these annual incentive cash bonuses tied to individual subjective performance goals provided for a payment based on a tally sheet weighted-average score of the executive officer's achievement of his individual subjective business goals ranging from one to five. For each of Messrs. Maleh, Holmes and Yellin, the formula provided for a payment linearly ranging from (1) 60% to 90% of the target payment, as the applicable executive officer's individual component weighted-average score ranged from one to two, (2) 90% to 110% of the target payment, as the applicable executive officer's individual component weighted-average score ranged from two to four, and (3) 110% to the maximum 140% of the target payment, as the applicable executive officer's individual component weighted-average score ranged from four to five.

        Regardless of the amount determined by the payment formula of these annual cash incentive bonuses, our compensation committee retained the ability to reduce or eliminate the amount actually paid in its discretion. This discretion mitigated the risk that the annual incentive cash compensation payable to our executive officers for fiscal 2018 could have been disproportionate to our actual performance.

  Amounts paid with respect to fiscal 2018 annual incentive cash bonuses

        On March 1, 2019, our compensation committee determined the amounts to be paid to our executive officers with respect to the annual incentive cash bonuses they were eligible to receive for fiscal 2018 performance. These amounts, which are reported in the "Summary Compensation Table for Fiscal 2018" under the heading "Non-Equity Incentive Plan Compensation" in the "Compensation of Directors and Executive Officers—Executive compensation—Summary compensation" section of this proxy statement below, were determined as follows:

  •
  Component linked to our net revenue.    Our fiscal 2018 consolidated non-GAAP net revenue(6) was approximately $417.6 million, or approximately 4.8% above the performance target for fiscal 2018 of $398.4 million. Accordingly, the amount payable under the payment formula for the net revenue component of our executive officers' fiscal 2018 annual incentive cash bonuses was the target payment increased by approximately 4.8% of the target payment.

  •
  Component linked to Performance Compensation EBITDA.    Our fiscal 2018 Performance Compensation EBITDA(7) was approximately $69.2 million, or approximately 2.9% above the performance target for fiscal 2018 of $67.3 million. Accordingly, the amount payable under the payment formula for the earnings component of our executive officers' fiscal 2018 annual incentive cash bonuses was the target payment increased by approximately 2.9% of the target payment.

  •
  Component linked to individual subjective performance goals.    Based on the subjective individual performance goal weighted-average scores for each of our executive officers, the amounts payable under the payment formula for the subjective individual performance goal component of our executive officers' fiscal 2018 annual incentive cash bonuses were equal to the following percentages of their respective target amounts: for Mr. Maleh, 119%; for Mr. Holmes, 98%; and for Mr. Yellin, 117%.

  •
  Determination of amount paid.    After calculating the total amount payable to each of our executive officers under the payment formulas for their fiscal 2018 annual incentive cash bonuses, our compensation committee determined that each bonus should be paid based on its full formula payment amount.

Long-term incentive program

        As noted above, we believe that the equity and cash awards granted under our long-term incentive program, or "LTIP," are the foundation of our overall pay-for-performance compensation program for our senior corporate leaders, practice leaders and other key revenue generators. The LTIP generally serves as a framework for equity awards granted under our 2006 equity incentive plan and cash awards, other than the annual incentive cash bonuses granted to our executive officers, granted under our cash incentive plan.

(6)
See footnote 5 for the determination of non-GAAP net revenue.

(7)
See footnote 5 for the determination of Performance Compensation EBITDA.

        The equity and cash awards comprising the grants made under our LTIP are designed to work together to achieve the program's primary objectives, namely to:

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  directly align a significant portion of the total compensation of these employees with the delivery of future value to our shareholders;

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  focus our senior corporate leaders, practice leaders and other key revenue generators on performance by directly linking their compensation to the achievement of predetermined performance goals and shareholder returns;

  •
  provide a competitive compensation program that has significant retention value; and

  •
  promote top line and bottom line growth.

        The equity awards granted under our LTIP further align the interests of our executive officers with the interests of our shareholders because they are held subject to the ownership requirements described in this compensation discussion and analysis under the heading "Ownership guidelines" below.

  Long-term incentive program: equity awards

        As noted above, our LTIP serves as a framework for the equity compensation we grant to our senior corporate leaders, practice leaders and other key revenue generators under our 2006 equity incentive plan. The composition and mix of the equity awards granted under our LTIP have historically been the same for our senior corporate leaders, as they are for our practice leaders and other key revenue generators. Beginning in fiscal 2017, only our executive officers have received the full LTIP equity awards consisting of stock options, time-vesting restricted stock unit awards ("RSUs") and performance-vesting restricted stock unit awards ("PRSUs") described below. The only other employees who received equity awards under our LTIP in fiscal 2018 were our group and practice leaders, each of whom received 30% of their respective LTIP award value in fiscal 2018 in the form of RSUs.

        The equity awards granted to our executive officers in fiscal 2018 consisted of the same mix of equity awards that we have historically granted under our LTIP to our senior corporate leaders, practice leaders and other key revenue generators: 30% stock options, 30% RSUs and 40% PRSUs. For purposes of these weightings, each share subject to a stock option is treated as one-half of a share, each share by which an RSU or a PRSU is measured is treated as one share, and it is assumed that the PRSUs' target performance will be achieved. In fiscal 2017, Semler Brossy advised our compensation committee that the use of these three types of equity awards, with the most weight applying to PRSUs, was in line with the practices of our peer group.

        The equity awards available under our LTIP include:

  •
  stock options because they motivate the recipient to increase shareholder value, and the four-year vesting schedule applicable to LTIP stock options provides long-term retention value;

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  RSUs because their value is directly based on the value of our common stock, so RSUs directly align the interests of the recipient with the interests of our shareholders. In addition, the four-year vesting schedule applicable to RSUs granted under our LTIP provides long-term retention value that is less dependent on our stock price than the retention value of stock options, which may be reduced if our stock price drops below the stock options' exercise price.

  •
  PRSUs because the value of the award is based on our performance, over a period of not less than one fiscal year, enabling us to provide longer-term compensation that motivates the recipient to increase our profitability, our growth and shareholder value. In addition, the PRSUs granted under our LTIP also provide long-term retention value because the RSUs earned based upon the outcome of a PRSU's performance conditions are subject to further time-based vesting, so the entire award is paid over a four-year vesting period, regardless of the length of the PRSU's performance period.

  Long-term incentive program: cash awards

        In 2016, our compensation committee amended our cash incentive plan to facilitate the grant under our LTIP of service-based and performance-based cash awards to our senior corporate leaders, practice leaders and other key revenue generators. The service-based cash awards provide for the payment of a fixed amount of cash, vesting in 4 equal annual installments measured from the date of grant. These performance-based awards provide for a cash payment based on a fixed target amount and the outcome of performance conditions measured over a performance period of at least one year. The amount payable under these performance-based awards based on the outcome of their performance conditions additionally vests in 4 equal annual installments, measured from the date of grant, except that all vesting is delayed until the outcome of the award's performance conditions has been determined by our compensation committee. Under the LTIP, vested service-based and performance-based cash awards (net of tax withholding) count towards the achievement of, and the payment of vested award amounts is subject to, participants' ownership thresholds under the LTIP's ownership guidelines. In fiscal 2018, no LTIP cash awards were granted to our named executive officers.

  Long-term incentive program: awards for fiscal 2018

        On December 6, 2018, our compensation committee granted equity awards, composed of stock options, RSUs and PRSUs, as described above, to our executive officers under our LTIP. The aggregate grant date fair values of these equity awards (assuming the PRSUs' target performance will be achieved) are as follows: for Mr. Maleh, $1,142,767; for Mr. Holmes, $333,260; and for Mr. Yellin, $214,227. The aggregate grant date fair values of this equity compensation represented almost 37% of our executive officers' fiscal 2018 target total compensation.(8) In addition, all of this equity compensation, the value of which is tied to the value of our common stock, together with the target payments of the annual incentive cash bonuses that our executive officers were eligible to receive based on fiscal 2018 performance, constituted over 68% of our executive officers' fiscal 2018 target total compensation, demonstrating our commitment to providing executive compensation that aligns the interests of our executive officers with the interests of our shareholders, rewards performance, and provides retention value.

        The PRSUs granted to our executive officers under our LTIP in fiscal 2018 are based on the performance over fiscal 2019 and fiscal 2020 of our average Performance Compensation EBITDA(9) margin (including acquisitions and divestitures) and our consolidated non-GAAP cumulative annual net revenue growth (excluding acquisitions and divestitures).(10) The number of shares of our common stock potentially issuable under each of these PRSUs based on the outcome of its performance conditions ranges from a threshold of 50% of the PRSU's target payment to a maximum of 125% of the PRSU's target payment. If these PRSUs' threshold performance level is not achieved over their performance period, no payment will be made under them. When determining these PRSUs' performance targets, our compensation committee sets goals that it believes will be challenging to achieve, based on a review of our future financial plan and general economic conditions, in order to motivate a high degree of business performance with an emphasis on longer-term financial objectives.

(8)
See footnote 3 for the definition of target total compensation.

(9)
As used here, "Performance Compensation EBITDA" means our consolidated net income reported in our audited financial statements for fiscal 2019 and 2020, with the following charges added back: interest expense, net, provision for income taxes, depreciation and amortization, share-based compensation expense, amortization of forgivable loans, and other expense, net, all as additionally adjusted to reflect any other non-GAAP adjustments that we make to our publicly reported GAAP results in our earnings releases for the 2019 and 2020 fiscal years.

(10)
For this purpose, GAAP net revenue will be adjusted to reflect any other non-GAAP adjustments that we make to our publicly reported GAAP results in our earnings releases for the 2019 and 2020 fiscal years.

        The number of shares of our common stock subject to stock options, the number of shares of our common stock by which RSUs are measured, and the threshold, target and maximum number of shares of our common stock by which PRSUs are measured with respect to the LTIP equity awards granted to our executive officers in fiscal 2018 are set forth under the headings "All Other Option Awards: Number of Securities Underlying Options," "All Other Stock Awards: Number of Shares of Stock or Units," and "Estimated Future Payouts Under Equity Incentive Plan Awards," respectively, in the "Grants of Plan-Based Awards for Fiscal 2018" table below.

        More complete technical descriptions of our LTIP, 2006 equity incentive plan, and cash incentive plan are contained in this proxy statement under the headings "Compensation of Directors and Executive Officers—Executive compensation—Plan-based awards" below.

Dividends and dividend equivalent rights

        Our board of directors declared the first regular quarterly dividend on our common stock in the fourth quarter of fiscal 2016. Although we anticipate continuing to pay regular quarterly dividends on our common stock for the foreseeable future, the declaration of any future dividends is subject to the discretion of our board of directors. Since we have begun paying dividends, the only dividends paid with respect to unvested equity awards have been dividends on unvested shares of restricted stock issued to our non-employee directors and, as to one grant in 2014, our chief executive officer.

        Dividend equivalent rights accrue with respect to the RSUs and PRSUs granted under our 2006 equity incentive plan in the form of additional units, which we refer to as "dividend units." Dividend units are credited to the RSU or PRSU when the corresponding dividend is paid on our common stock. Generally, the number of dividend units credited to an RSU or PRSU with respect to a dividend is determined by multiplying the per share amount of the dividend by the number of outstanding units under the RSU or PRSU (using the target number of units if the PRSU's performance conditions are not determined) as of the dividend's record date, and then dividing the result by our closing stock price on the date the dividend is paid. Dividend units vest on the same dates and in the same relative proportions as the RSUs or PRSUs on which they accrue, and are forfeited if, when and to the extent the RSUs or PRSUs on which they accrue are forfeited. No dividends or dividend equivalent rights will be paid or accrued on stock options or stock appreciation rights granted under the plan. No dividends will be paid with respect to unvested full-share awards granted under the plan after July 11, 2018, including shares of restricted stock. Any dividend equivalent rights that accrue on unvested full-share awards granted under the plan after July 11, 2018 will not be paid or otherwise settled until the full-share award has vested, and will be forfeited if the unvested full-share award is forfeited. To date, our board of directors has determined that all dividend units accruing on RSUs or PRSUs will upon vesting be paid only in cash, and not in shares of our common stock.

Ownership guidelines

        The equity awards granted under our LTIP to our executive officers are subject to ownership requirements to further promote the long-term nature of the program. The ownership thresholds are 400% of annual base salary for our chief executive officer and 300% of annual base salary for each of our other executive officers. The awards that count towards these share ownership thresholds are (1) vested stock options granted under the LTIP, (2) shares of our common stock issued pursuant to RSUs granted under the LTIP, (3) shares of our common stock issued pursuant to PRSUs granted under the LTIP, and (4) any shares of our common stock or vested stock options delivered to us to be held for purposes of meeting these ownership guidelines. Until one of our executive officer's employment with us ends or he is no longer otherwise providing services for us, he may not exercise any stock option issued under the LTIP or delivered to us to be held for purposes of meeting the ownership guidelines, or sell or transfer any shares of common stock issued with respect to RSUs or PRSUs granted under the LTIP or delivered to us to be held for purposes of meeting the ownership guidelines (except for sales to cover withholding taxes with respect to such issuance). In any event, an executive officer may exercise any vested stock option granted under the LTIP or delivered to us to be held for purposes of meeting the ownership guidelines within one year of such stock option's expiration date. For purposes of these ownership guidelines, shares of our common stock are valued based on the closing price of our common stock reported on the Nasdaq Global Select Market on the day prior to the applicable exercise, sale, transfer or delivery, and vested stock options are valued based on the Black-Scholes option-pricing model.

Policy on derivatives, hedging, short sales and pledging

        Our trading policies prohibit our employees, consultants and non-employee directors from (1) purchasing, selling or otherwise trading in options (including publicly traded options), puts, calls, warrants and other derivatives involving or relating to our common stock, (2) engaging in any hedging activities with respect to our common stock, (3) engaging in short sales or taking equivalent positions in our common stock or (4) holding shares of our common stock in a margin account or, without the express authorization of our chief executive officer or general counsel, pledging shares of our common stock as security.

Practices regarding the grant of equity awards

        Our compensation committee has historically followed a practice of generally making all equity awards to our senior corporate leaders, practice leaders and other key revenue generators on one or two dates each year. We do not otherwise have any program, plan or practice related to the timing of the granting of equity awards to our executive officers as it relates to the release of material non-public information.

        All equity awards made to our senior corporate leaders, practice leaders and other key revenue generators, or to any of our other employees or directors, are currently made pursuant to our 2006 equity incentive plan. All stock options under this plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the plan to be the closing price per share on the applicable date as reported by a nationally recognized stock exchange. In connection with inducement grants made to new hires outside of the 2006 equity incentive plan, we have at times granted options at strike prices significantly above the then current fair market value of our common stock, as an incentive for these new hires to participate only in very significant increases in our overall stock value. We do not otherwise have any program, plan or practice of awarding stock options, or setting the exercise price of stock options based on our stock price, on a date other than the grant date. We do not have a practice of determining the exercise price of stock option grants by using average prices (or lowest prices) of our common stock over a period preceding, surrounding or following the grant date. While our compensation committee's charter permits the committee to delegate its authority to grant equity awards in certain circumstances, all grants to employees are currently made by the committee itself and not pursuant to any delegated authority.

Perquisites and other compensation

        Our executive officers have typically received modest perquisites—mainly for parking and reimbursement for certain health and dental premiums and expenses. Except for these perquisites, our executive officers receive benefits that are comparable to the benefits provided to our other employees and pay costs and taxes on such perquisites on the same basis as our other employees. Our executive officers and other employees receive other compensation in the form of contributions to our 401(k) savings and retirement plan (described in this compensation discussion and analysis under the heading "401(k) savings plan" below) and premiums we pay for term life insurance, long-term disability insurance and accidental death and dismemberment insurance for the benefit of these employees. Our compensation committee believes that these modest perquisites and other compensation are consistent with our overall policy of providing competitive compensation designed to attract and retain our executive officers.

Clawback policies

        In April 2015, our board of directors adopted an omnibus equity and incentive compensation recovery policy. This policy enables our board of directors to seek recoupment of annual or long-term incentive cash or equity compensation (including equity awards granted under our 2006 equity incentive plan and cash awards granted under our cash incentive plan) from our current or former named executive officers in the event of an accounting restatement due to our material noncompliance with any financial reporting requirement under applicable securities laws (excluding restatements resulting from changes to applicable accounting principles) together with a determination by our board of directors that the applicable person was, individually or with others, directly responsible for this noncompliance. The amount recoverable pursuant to this policy cannot exceed the additional compensation received by the applicable person as a result of the financial statements initially used to determine his or her compensation differing from the restated form, and no compensation can be recovered under this policy more than three years after it was paid or vested, as applicable. This policy applies to persons who served or serve as our named executive officers during or after fiscal 2015, and to annual or long-term incentive cash or equity compensation granted after April 30, 2015. Subject to these limitations, our board of directors has the full authority to determine whether to seek recovery or the amount that will be recovered under this policy in any particular instance, taking into account the facts or circumstances that it deems appropriate. Our board of directors intends to amend this policy, as necessary, to make it comply with any applicable requirements or listing standards.

        The annual incentive cash bonuses that our executive officers are eligible to receive under our cash incentive plan, and any LTIP or other award granted under our cash incentive plan, with respect to a given fiscal year are subject to recoupment, reimbursement or forfeiture under the plan if our financial statements for that fiscal year are negatively affected by a restatement as a result of errors, omissions, or fraud.

        Our chief executive officer and chief financial officer are also subject to Section 304 of the Sarbanes-Oxley Act of 2002, which requires them to reimburse us for certain bonus or other incentive-based or equity-based compensation, and certain profits received on the sale of our securities, when there has been an accounting restatement due to our material noncompliance, resulting from misconduct, with any financial reporting requirement under the securities laws.

Employment agreements

        Our executive officers do not have employment agreements other than our standard employee agreements related to confidentiality, non-competition and non-solicitation. As described in this proxy statement under the heading "Compensation of Directors and Executive Officers—Executive compensation—Potential payments upon termination or change in control" below, a change in control may also trigger payments to our executive officers under our cash incentive plan, and an executive officer's death or disability may trigger acceleration of certain equity awards granted to the executive officer under our 2006 equity incentive plan, pursuant to the applicable award agreement.

401(k) savings plan

        Under our 401(k) savings plan, a tax-qualified retirement savings plan, participating employees, including our executive officers, may contribute up to 80% of regular and bonus earnings on a before-tax basis, up to the applicable calendar year limit, which was $18,500 in calendar year 2018, into their 401(k) plan accounts. Participants age 50 and over may also make catch-up contributions of up to $6,000 for calendar year 2018. In addition, under the 401(k) plan, we match an amount equal to fifty cents for each dollar contributed by participating employees on the first 6% of their regular and bonus earnings up to a maximum amount. This maximum matching amount was $8,250 in calendar year 2018. Amounts held in 401(k) plan accounts on behalf of an employee may not be withdrawn prior to the employee's termination of employment with us, total and permanent disability, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the Internal Revenue Service. We maintain our 401(k) plan because we wish to encourage our employees to save some percentage of their cash compensation for their retirement. Our 401(k) plan permits employees to make such savings in a manner that is relatively tax efficient.

Policy on deductibility of compensation

        In general, Section 162(m) of the Internal Revenue Code prevents us from deducting compensation paid in excess of $1.0 million to certain of our executive officers, called our "covered officers," in any fiscal year. In fiscal 2018, our covered officers were our president and chief executive officer, Mr. Maleh, our chief financial officer, executive vice president and treasurer, Mr. Holmes, and our executive vice president and general counsel, Mr. Yellin. Once a person becomes a covered person, they stay a covered person for all subsequent fiscal years, even if not employed by us. Prior to fiscal 2018, in determining the extent to which any covered officer's compensation exceeded $1.0 million in a fiscal year, performance-based compensation meeting criteria established by the Internal Revenue Service, called "qualified performance-based compensation," was excluded, thereby preserving its deductibility. The Tax Act eliminated the exclusion for qualified performance-based compensation, except for certain grandfathered awards—generally qualified performance-based compensation granted on or prior to, and not modified after, November 2, 2017.

Compensation committee report

        The compensation committee has reviewed and discussed with management the contents of the compensation discussion and analysis set forth above. Based on this review and discussion, the committee recommended to our board of directors that the above compensation discussion and analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 29, 2018.

The compensation committee Thomas Avery (Chair) Rowland Moriarty William Concannon

Compensation policies and practices as they relate to risk management

        Our compensation committee has reviewed our compensation programs, discussed the concept of risk as it relates to our compensation programs, and considered various mitigating factors. Based on these reviews and discussions, the committee does not believe that our compensation programs encourage excessive or inappropriate risk-taking. Some of the reasons leading to the committee's conclusion are as follows:

  •
  The compensation we pay to our senior corporate leaders, practice leaders and other key revenue generators consists of both fixed and variable components. The fixed portion is designed to provide steady income regardless of our common stock's performance, so that these employees do not focus solely on our stock performance to the detriment of other important business metrics. The equity and cash compensation paid to our senior corporate leaders, practice leaders and other key revenue generators through our LTIP is designed to reward long-term performance. For example, the stock options, RSUs and service-based cash awards granted under our LTIP vest in equal annual installments over a period of four years, and the

    PRSUs and performance-based cash awards granted under our LTIP are linked to our performance over periods of at least one year. The proportions of salary, annual incentive cash bonuses, and equity compensation are designed to ensure that our senior corporate leaders, practice leaders and other key revenue generators are properly motivated without being encouraged to take unnecessary or excessive risks.

  •
  The performance criteria underlying the PRSUs granted under our LTIP to our senior corporate leaders, practice leaders and other key revenue generators are based on performance criteria related to revenue growth and earnings margin, which encourages these employees to focus on growth and efficiency, and discourages risk-taking focused on improving only one of these measures. There is no payment under any of these awards if the award's threshold performance levels are not achieved, and each award contains a pre-determined maximum payment, which mitigates risk by making it less likely that the payout on any given award will not correspond to performance.

  •
  The financial performance criteria underlying the annual incentive cash bonuses that our executive officers were eligible to receive for fiscal 2018 performance under our cash incentive plan are based on revenue and earnings measures, encouraging our executive officers to focus on growth and efficiency. These awards had pre-determined maximum payouts and used a relatively flat one-to-one leverage curve for adjusting the payments for performance that missed or exceeded the awards' performance targets, which reduced the risk that payouts under the awards would not correspond to performance. Importantly, our compensation committee reserves the right to exercise its discretion to reduce or eliminate the payment made under any of these awards, regardless of the amount resulting from the award's payment formula.

  •
  We have adopted ownership guidelines with respect to equity awards granted to our executive officers under our LTIP, which further motivate our executive officers to consider our long-term performance.

  •
  We have adopted compensation clawback policies, which further mitigates the risk that payment under performance awards will not be aligned with our actual performance.

  •
  Our compensation committee has generally followed a practice of making all equity awards under our LTIP on one or two dates each year, so the equity component of our compensation program cannot be timed or coordinated with the release of material information.

  •
  The outcome and payments of the annual incentive cash bonuses granted to our executive officers under our cash incentive plan, all other performance-based cash awards granted under our cash incentive plan, and PRSUs granted under our LTIP are certified to, and approved by, our compensation committee.

  •
  Our compensation committee has from time to time sought and received the advice of a compensation consultant engaged by it regarding certain of our compensation practices and policies and the structure and design of our compensation programs. Our committee determined that this consultant, which provided services only as directed by the committee and had no other relationship with us during fiscal 2018, is independent from us and that the services provided to us by it in fiscal 2018 raised no conflicts of interest.

Executive compensation

Summary compensation

        The following table provides a summary of all compensation earned with respect to fiscal 2018 by the following:

  •
  our chief executive officer, president and director, Paul Maleh;

  •
  our chief financial officer, executive vice president and treasurer, Chad Holmes; and

  •
  our executive vice president and general counsel, Jonathan Yellin.

        As noted above, these executive officers are sometimes referred to as our "named executive officers."

        The compensation received by our named executive officers for or in fiscal 2018 consisted of the following:

  •
  base salary;

  •
  non-equity incentive plan awards in the form of annual incentive cash bonuses that our executive officers were eligible to receive for 2018 performance;

  •
  long-term incentive equity awards in the form of stock options, RSUs, and PRSUs based on our fiscal 2019 and fiscal 2020 performance granted to our executive officers under our LTIP in 2018; and

  •
  modest perquisites and other compensation.

        Further details regarding this compensation can be founded in the "Compensation discussion and analysis" above, and in the further disclosure under the heading "Executive compensation" below.

Summary Compensation Table for Fiscal 2018

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
Paul Maleh	2018	710,000	150,000	(8)	839,913	302,854	976,000	27,956	3,006,723
President, chief executive officer	2017	710,000	300,000	(8)	1,353,439	188,164	944,284	25,681	3,521,568
and director	2016	660,000	—		722,390	171,480	915,000	25,143	2,494,013
Chad Holmes	2018	375,000	—		244,937	88,323	303,000	18,956	1,030,216
Chief financial officer, executive	2017	350,000	—		213,357	47,041	281,106	19,734	911,238
vice president and	2016	350,000	—		216,720	51,444	270,000	17,337	905,501
treasurer
Jonathan Yellin	2018	375,000	22,500	(9)	157,440	56,787	282,000	23,756	917,483
General counsel and executive	2017	375,000	—		124,425	27,433	240,440	21,541	788,839
vice president

(1)
Amounts reflect the aggregate grant date fair values of RSUs, and PRSUs, as applicable, made in the specified fiscal periods to the applicable named executive officer. Specifically, in fiscal 2016, each named executive officer was granted, on November 14, 2016, RSUs and PRSUs based on fiscal 2017 and fiscal 2018 performance under our LTIP; in fiscal 2017, each executive officer was granted, on December 18, 2017, RSUs and PRSUs based on fiscal 2018 and fiscal 2019 performance, and Mr. Maleh was granted a PRSU that vests based on fiscal 2018 performance outside of the LTIP on July 12, 2017; and in fiscal 2018, each executive officer was granted, on December 6, 2018, RSUs and PRSUs based on fiscal 2019 and fiscal 2020 performance. These grant date fair values were computed in accordance with ASC Topic 718, excluding the estimated effect of any forfeitures, based on the closing market price of our common stock on the date of grant. In addition, the grant date fair value of each PRSU was computed based on the probable outcome of its performance conditions. Additional details on our accounting for share-based compensation can be found in note 1, "Summary of Significant Accounting Policies—Share-Based Compensation," and note 10, "Share-Based Compensation," to our consolidated financial statements in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2019.

(2)
The grant date fair values of the PRSUs based on fiscal 2019 and 2020 performance granted in fiscal 2018 to our executive officers under our LTIP, assuming the maximum payment under each award is made, are as follows: for Mr. Maleh, $599,911; for Mr. Holmes, $174,949; and for Mr. Yellin, $112,457. The grant date fair values of the PRSUs based on fiscal 2018 and 2019 performance granted in fiscal 2017 to our executive officers under our LTIP, assuming the maximum payment under each award is made, are as follows: for Mr. Maleh, $609,604; for Mr. Holmes, $152,379; and for Mr. Yellin, $88,888. The grant date fair value of the PRSU based on fiscal 2018 performance granted in fiscal 2017 to Mr. Maleh outside of the LTIP is $499,966. The grant date fair values of the PRSUs based on fiscal 2017 and 2018 performance granted in fiscal 2016 to our named executive officers under our LTIP, assuming the maximum payment under each award is made, are as follows: for Mr. Maleh, $515,980; and for Mr. Holmes, $154,800. These grant date fair values were computed in accordance with ASC Topic 718, excluding the estimated effect of any forfeitures, based on the closing market price of our common stock on the date of grant.

(3)
Dividend equivalent rights accrue with respect to RSUs and PRSUs granted under our 2006 equity incentive plan in the form of additional units, which we refer to as "dividend units." Dividend units are credited to the RSU or PRSU when the corresponding dividend is paid on our common stock. Generally, the number of dividend units credited to an RSU or PRSU with respect to a dividend is determined by multiplying the per share amount of the dividend by the number of outstanding units under the RSU or PRSU (using the target number of units if the PRSU's performance conditions are not determined) as of the dividend's record date, and then dividing the result by our closing stock price on the date the dividend is paid. Dividend units vest on the same dates and in the same relative proportions as the RSUs or PRSUs on which they accrue. All dividend units that were credited to RSUs or PRSUs in fiscal 2017 and fiscal 2018 will upon vesting be paid in cash. Dividends are, and have been, factored into the grant date fair values reported for the RSUs or PRSUs, and thus dividend units are not reported as all other compensation either when credited or settled.

(4)
The amounts reflect the aggregate grant date fair values of stock options granted in the specified fiscal periods to our named executive officers under our LTIP and 2006 equity incentive plan. These grant date fair values were computed in accordance with ASC Topic 718, using the Black-Scholes option-pricing model. In fiscal 2018, this model was based on the following weighted-average assumptions: expected life—10 years; forfeiture rate—0.4%; expected volatility—39%; risk-free interest rate—2.8%; and expected dividend yield—1.7%. In fiscal 2017, this model was based on the following weighted-average assumptions: expected life—4.49 years; forfeiture rate—0.4%; expected volatility—32.15%; risk-free interest rate—2.05%; and expected dividend yield—1.52%. In fiscal 2016, this model was based on the following weighted-average assumptions: expected life—4.58 years; forfeiture rate—0.5%; expected volatility—36.05%; risk-free interest rate—1.27%; and expected dividend yield—1.5%. Additional details on accounting for share-based compensation can be found in note 1, "Summary of Significant Accounting Policies—Share-Based Compensation," and note 10, "Share-Based Compensation," to our consolidated financial statements in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2019.

(5)
The amounts shown represent amounts earned in respect of the annual incentive cash bonuses based on performance measured over the specified fiscal years granted to our named executive officers under our cash incentive plan. The amounts earned on the annual incentive cash bonuses for fiscal 2018 performance were determined by our compensation committee on March 1, 2019.

(6)
For fiscal 2018, the amounts shown represent other compensation in the form of contributions to our 401(k) savings and retirement plan on behalf of each of our named executive officers and premiums we paid for term life insurance, long-term disability insurance and accidental death and dismemberment insurance for the benefit of our named executive officers, as well as the perquisites and other personal benefits described in footnote (7) below.

(7)
For fiscal 2018, the amounts shown for our executive officers include our aggregate incremental cost of the following perquisites and other personal benefits paid to our executive officers: parking, reimbursement for certain health and dental premiums and expenses and supplemental health insurance.

(8)
Represents the amount vested in each of the specified fiscal years of a service-based cash award granted to Mr. Maleh on July 12, 2017 outside of the LTIP.

(9)
Represents the amount vested in fiscal 2018 of a service-based cash award granted to Mr. Yellin on February 2, 2017 under the LTIP before he was appointed as one of our executive officers.

Plan-based awards

        The plan-based awards granted to our executive officers in fiscal 2018 consisted of (1) annual incentive cash bonuses that our executive officers were eligible to receive based on fiscal 2018 performance under our cash incentive plan and (2) stock options, RSUs and PRSUs based on fiscal 2019 and fiscal 2020 performance, granted to our executive officers on December 6, 2018 under our LTIP and our 2006 equity incentive plan. For further analysis of the structure of these annual incentive cash bonuses and the LTIP awards granted in fiscal 2018, see the disclosure under the heading "Compensation of Directors and Executive Officers—Compensation discussion and analysis" above. Our cash incentive plan, the LTIP and our 2006 equity incentive plan are described below.

Cash incentive plan

        Our cash incentive plan authorizes the grant of long-term and annual performance-based and service-based cash awards to our senior corporate leaders, practice leaders, key revenue generators and other salaried employees.

        The plan was initially designed to facilitate the granting of performance-based awards to our named executive officers intended to be "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code. As noted above, the Tax Act eliminated the exclusion for qualified performance-based compensation, except for certain grandfathered awards—generally qualified performance-based compensation granted on or prior to, and not modified after, November 2, 2017.

        We currently use our cash incentive plan to grant (1) annual incentive cash bonuses to our executive officers, (2) service-based cash awards and/or performance-based cash awards under our LTIP, and (3) either service-based cash awards and/or performance-based cash awards outside of our LTIP.

        A performance-based award granted under the plan is payable only to the extent certain performance targets, based on performance criteria specified by our compensation committee, are achieved in the relevant measurement period. These performance targets can be based on objective financial performance criteria, including, but not limited to, revenue; net revenue; net revenue (excluding the impact of one or more of our subsidiaries, acquisitions, discontinued operations and/or extraordinary or special items as determined by our compensation committee); revenue growth; net revenue growth; net revenue growth (excluding acquisitions and divestitures); earnings before interest, taxes, depreciation and amortization or "EBITDA"; adjusted measures of EBITDA adding back, among other expenses, non-cash expenses selected by our compensation committee, or "Adjusted EBITDA"; Adjusted EBITDA margin; funds from operations; funds from operations per share; operating income (loss); operating income growth; operating cash flow; net income; net income growth; pre- or after-tax income (loss); cash available for distribution; cash available for distribution per share; cash and/or cash equivalents available for operations; net earnings (loss); earnings (loss) per share; earnings per share growth; return on equity; return on assets; share price performance; total shareholder return; total shareholder return growth; economic value added; improvement in cash-flow; and confidential business unit objectives. Any of the foregoing measures may be determined on a GAAP or a non-GAAP basis or on a constant currency basis, or based on an average over periods of one year or longer, and/or with respect to any organizational level specified by our compensation committee, including, but not limited to, our entire company, any parent of us or any of our subsidiaries, in each case as a whole, or any unit, practice, department, group, line of business, or other business unit, whether or not legally constituted, of our entire company, any parent of us or any of our subsidiaries. These performance targets may also be based on performance criteria in the form of individual or other goals specified by our compensation committee.

        The period on which the performance underlying any performance-based award granted under the plan is based must be at least a fiscal year or longer. The maximum amount payable to any recipient in a given fiscal year under performance-based awards granted under the plan is $8,000,000. This maximum is prorated for recipients who do not participate in the plan for the entire fiscal year.

        After the completion of the performance period over which a performance-based award granted under our cash incentive plan is based, our compensation committee reviews our performance and the performance of the award recipient over the performance period, and then determines and certifies to in writing the extent to which the recipient has achieved the objective performance criteria applicable to the performance award and the appropriate amount, if any, to be paid to the recipient with respect to the performance award. Regardless of the amount determined by the payment formula applicable to any performance award, the committee may exercise its discretion, based on whatever criteria it determines appropriate, to reduce or eliminate the payment made under the performance-based award compared to the award's payment formula amount. The criteria used by our compensation committee as the basis for any such exercise of its discretion may, but need not be, set forth in the applicable performance award's terms and conditions. The payment of any performance-based award under the plan is generally made shortly following the certification with respect to such award mentioned above. Performance-based awards issued under our cash incentive plan are payable in cash, shares of our common stock or any combination of the two at the discretion of our compensation committee. The recipient of a performance-based award may receive payment under the award only if he or she is an employee on the last day of the performance period over which the performance-based award is based, unless our compensation committee exercises its discretion to make prorated payments to former or retired employees or to a deceased employee's estate.

        In addition to performance-based awards in the form of annual incentive cash bonuses granted to our executive officers, we may also grant under our cash incentive plan service-based cash awards and other performance-based cash awards, including to our senior corporate leaders, practice leaders and other key revenue generators under our LTIP, which awards are further described under the heading "Plan-based awards—Long-term incentive program—LTIP cash awards" below.

        All awards issued under our cash incentive plan with respect to a given fiscal year are subject to recoupment, reimbursement or forfeiture under the plan if our financial statements for that fiscal year are negatively affected by a restatement as a result of errors, omissions or fraud, and as otherwise described under the heading "Compensation of Directors and Executive Officers—Compensation discussion and analysis—Clawback policies" above.

        Our cash incentive plan was initially approved by our shareholders in 2007 and was reapproved by our shareholders in 2012 and 2017.

Annual incentive cash bonuses for fiscal 2018

        On April 2, 2018, our compensation committee determined the performance criteria, performance targets and payment formulas of the annual incentive cash bonuses that our executive officers were eligible to receive for fiscal 2018 performance under our cash incentive plan, which are described above under the heading "Compensation of Directors and Executive Officers—Compensation discussion and analysis—Annual incentive cash bonuses." The target and maximum amounts payable under these annual incentive cash bonuses are also reported under the heading "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" in the "Grants of Plan-Based Awards for Fiscal 2018" table below. On March 1, 2019, our compensation committee determined the amounts to be paid in respect of these annual incentive cash bonuses, as further described above under the heading "Compensation of Directors and Executive Officers—Compensation discussion and analysis—Annual incentive cash bonuses—Amounts paid with respect to fiscal 2018 annual incentive cash bonuses." These amounts are also reported in the "Summary Compensation Table for Fiscal 2018" above under the heading "Non-Equity Incentive Plan Compensation."

Long-term incentive program

        Our long-term incentive program, or "LTIP," which was initially adopted by our compensation committee in fiscal 2009, generally serves as a framework for equity awards granted under our 2006 equity incentive plan and cash awards, other than the annual incentive cash bonuses granted to our executive officers, granted under our cash incentive plan. As noted above, we believe that the equity and cash awards granted under our LTIP are the foundation of our overall pay-for-performance compensation program for our senior corporate leaders, practice leaders and other key revenue generators. The LTIP is further described under the heading "Compensation discussion and analysis—Executive officer compensation in fiscal 2018—Long-term incentive program" above.

        The equity awards granted under our LTIP consist of stock options, time-vesting restricted stock units ("RSUs") and performance-vesting restricted stock units ("PRSUs") granted under our 2006 equity incentive plan. Historically, awards granted under our LTIP to our senior corporate leaders, practice leaders and other key revenue generators have been in the following proportions: 30% stock options, 30% RSUs and 40% PRSUs (assuming target performance for this purpose). For purposes of these weightings, each share subject to a stock option is treated as one half of a share, each share by which an RSU or a PRSU is measured is treated as one share, and it is assumed that the PRSUs' target performance will be achieved. In recent fiscal years, certain recipients have received LTIP awards consisting of RSUs and performance-based cash awards, solely performance-based cash awards, or a combination of service-based and performance-based cash awards.

        Below is a description of the equity awards granted under our LTIP:

  •
  Stock options.    Stock options granted under the LTIP vest over a period of four years in equal annual installments, beginning on the first anniversary of the date of grant, and have a ten-year term, if granted after July 12, 2017, and a seven-year term, if granted before that date. The stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and may have their exercise prices reduced only with the approval of our shareholders.

  •
  RSUs.    RSUs granted under the LTIP vest over a period of four years in equal annual installments, beginning on the first anniversary of the date of grant. Vested RSUs are payable, at our election, in cash, shares of our common stock or any combination of the two.

  •
  PRSUs.    PRSUs are payable based on the extent that certain performance targets are achieved over a performance period of at least one fiscal year. Each PRSU has a threshold, target and maximum performance level and payment amount, and if a PRSU's threshold performance level is not achieved over the PRSU's performance period, no payment is made under the PRSU. Historically, the performance criteria for these PRSUs have been based on revenue growth and average earnings margin metrics determined over the performance period. Generally, the amount payable under a PRSU vest in four equal annual installments, beginning on the first anniversary of the date of grant, except that all vesting is delayed until our compensation committee determines that the PRSU's performance conditions have been satisfied. We often refer to the number of shares of our common stock potentially issuable under the PRSU based on the outcome of its performance conditions as its "performance share number." The vesting of any portion of a PRSU's performance share number is subject to the continued employment of the PRSU's recipient on the vesting date. Vested portions of a PRSU's performance share number are payable, at our election, in cash, shares of our common stock or a combination of the two.

        The cash awards granted under our LTIP consist of service cash awards and performance cash awards, which have the following features:

  •
  Service cash awards.    The service-based awards granted under our LTIP provide for the payment of a fixed amount of cash, vesting in four equal annual installments measured from the date of grant.

  •
  Performance cash awards.    The performance-based awards granted under our LTIP provide for a cash payment based on a fixed target amount and the outcome of performance conditions measured over a performance period of at least one year. The amount payable under these performance-based awards based on the outcome of their performance conditions additionally vests in four equal annual installments, beginning on the first anniversary of the date of grant, except that all vesting is delayed until the outcome of the award's performance conditions has been determined by our compensation committee.

        All stock options and shares of common stock issued pursuant to the vesting of RSUs and PRSUs granted under our LTIP to our executive officers are held subject to our ownership guidelines described above in this proxy statement under the heading "Compensation of Directors and Executive Officers—Compensation discussion and analysis—Ownership guidelines."

LTIP awards granted in fiscal 2018

        On December 6, 2018, our compensation committee granted equity awards under our LTIP to our executive officers, as further described above under the heading "Compensation discussion and analysis—Executive officer compensation in fiscal 2018—Long-term incentive equity compensation: awards for fiscal 2018." The number of shares of our common stock subject to these stock options, the number of shares of our common stock by which these RSUs are measured, and the threshold, target and maximum number of shares of our common stock by which these PRSUs are measured, are also set forth under the headings "All Other Option Awards: Number of Securities Underlying Options," "All Other Stock Awards: Number of Shares of Stock or Units," and "Estimated Future Payouts Under Equity Incentive Plan Awards," respectively, in the "Grants of Plan-Based Awards for Fiscal 2018" table below.

2006 equity incentive plan

        All equity awards granted to our senior corporate leaders, practice leaders and other key revenue generators, under our LTIP or otherwise, are issued under our 2006 equity incentive plan, which is administered by our compensation committee. Our 2006 equity incentive plan provides for the following types of equity awards:

  •
  options to purchase shares of our common stock intended to qualify as "incentive stock options," as defined in section 422 of the Internal Revenue Code;

  •
  nonqualified options, which are stock options that do not qualify as incentive stock options;

  •
  restricted stock awards consisting of shares of our common stock subject to restrictions;

  •
  restricted stock unit awards consisting of the contractual right to receive shares of our common stock in the future contingent on the completion of service and/or the achievement of performance or other objectives;

  •
  performance awards consisting of the right to receive payment of cash and/or shares of our common stock on the achievement of predetermined performance targets; and

  •
  other stock-based awards in the form of stock purchase rights, stock appreciation rights, unrestricted shares of our common stock, and awards valued in whole or in part by or otherwise based on our common stock.

        All of the shares issued under our 2006 equity incentive plan or by which awards granted under the plan are measured are shares of our authorized but unissued common stock. The maximum number of shares issuable under the plan is currently 5,649,000, consisting of the following:

  •
  500,000 shares initially reserved for issuance under our 2006 equity incentive plan,

  •
  1,000,000 shares reserved for issuance under our 2006 equity incentive plan based on shares that were or became available under the 1998 incentive and nonqualified stock option plan after we adopted our 2006 equity incentive plan on April 21, 2006,

  •
  210,000 shares approved by our shareholders at the 2008 annual meeting of our shareholders,

  •
  1,464,000 shares approved by our shareholders at the 2010 annual meeting of our shareholders,

  •
  1,700,000 shares, consisting of the 2,500,000 shares approved by our shareholders at the 2012 annual meeting of our shareholders reduced by the 800,000 shares cancelled by our board of directors on April 22, 2016, as reported in the current report on Form 8-K that we filed on April 27, 2016,

  •
  400,000 shares approved by our shareholders at the 2017 annual meeting of our shareholders, and

  •
  375,000 shares approved by our shareholders at the 2018 annual meeting of our shareholders.

        The plan adjusts the maximum number of shares issuable under the plan if we effect a capital readjustment or pay a stock dividend without receiving compensation in return. Whenever any outstanding award under the plan expires or terminates other than by exercise or payment in shares of our common stock, the corresponding shares of common stock may again be the subject of plan awards. Each share of our common stock issued pursuant to an award granted on or after April 30, 2010 under the plan, other than a stock option, counts as 1.83 shares against the maximum number of shares issuable under our 2006 equity incentive plan, as does any restricted stock unit or performance award granted on or after April 30, 2010 under the plan to the extent that shares of our common stock are used for measurement purposes. The maximum aggregate number of shares of common stock that may be subject to awards granted under our 2006 equity incentive plan to a single recipient in any calendar year is 150,000.

        Our 2006 equity incentive plan was first approved by our shareholders in 2006, and our shareholders have agreed to amendments to the plan in 2008, 2010, 2012, 2017 and 2018.

The grants of plan-based awards table for fiscal 2018

        The following table provides further information regarding the grants of plan-based awards described above to our named executive officers during fiscal 2018.

Grants of Plan-Based Awards for Fiscal 2018

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4)	All Other Option Awards: Number of Securities Underlying Options (#)
					Estimated Future Payouts Under Equity Incentive Plan Awards(3)					Exercise or Base Price of Option Awards ($/sh)
Name	Type of Award(1)	Grant Date(2)	Target ($)	Maximum ($)	Threshold (#)(3)	Target ($ or #)(3)	Maximum ($ or #)(3)				Grant Date Fair Value ($)(5)
Paul Maleh	CIB	4/2/2018	900,000	1,638,000	—	—	—	—	—	—	—
	OPT	12/6/2018	—	—	—	—	—	—	15,173	47.45	302,854
	RSU	12/6/2018	—	—	—	—	—	7,586	—	—	359,956
	PRSU	12/6/2018	—	—	5,057	10,115	12,643	—	—	—	479,957
Chad Holmes	CIB	4/2/2018	300,000	510,000	—	—	—	—	—	—	—
	OPT	12/6/2018	—	—	—	—	—	—	4,425	47.45	88,323
	RSU	12/6/2018	—	—	—	—	—	2,212	—	—	104,959
	PRSU	12/6/2018	—	—	1,475	2,950	3,687	—	—	—	139,978
Jonathan Yellin	CIB	4/2/2018	250,000	395,000	—	—	—	—	—	—	—
	OPT	12/6/2018	—	—	—	—	—	—	2,845	47.45	56,787
	RSU	12/6/2018	—	—	—	—	—	1,422	—	—	67,474
	PRSU	12/6/2018	—	—	948	1,896	2,370	—	—	—	89,966

(1)
For purposes of this column, (a) "CIB" means an annual cash incentive bonus that the applicable executive officer was eligible to receive based on fiscal 2018 performance under our cash incentive plan, (b) "OPT" means a stock option granted under our 2006 equity incentive plan, (c) "RSU" means a time-vesting restricted stock unit award measured in shares of our common stock granted under our 2006 equity incentive plan, and (d) "PRSU" means a performance-vesting restricted stock unit award measured in shares of our common stock granted under our 2006 equity incentive plan.

(2)
The grant date of each equity award is the same as the date such award was approved by our compensation committee. None of our named executive officers paid any amount to us as consideration for any award disclosed in this table.

(3)
Dividend equivalent rights accrue with respect to RSUs and PRSUs granted under our 2006 equity incentive plan in the form of additional units, which we refer to as "dividend units." Dividend units are credited to the RSU or PRSU when the corresponding dividend is paid on our common stock. Generally, the number of dividend units credited to an RSU or PRSU with respect to a dividend is determined by multiplying the per share amount of the dividend by the number of outstanding units under the RSU or PRSU (using the target number of units if the PRSU's performance conditions are not determined) as of the dividend's record date, and then dividing the result by our closing stock price on the date the dividend is paid. Dividend units vest on the same dates and in the same relative proportions as the RSUs or PRSUs on which they accrue. All dividend units that were credited to RSUs or PRSUs in fiscal 2018 will upon vesting be paid in cash.

  Dividends are, and have been, factored into the grant date fair values reported for the RSUs or PRSUs, and thus dividend units are not reported in the table above when granted.

(4)
Table does not reflect any shares of our common stock issued in fiscal 2018 with respect to the vesting in fiscal 2018 of RSUs or PRSUs granted prior to fiscal 2018 to our named executive officers. These shares are reported in the "Option Exercises and Stock Vested during Fiscal 2018" table below.

(5)
The grant date fair value was computed in accordance with ASC Topic 718, excluding with respect to RSUs and PRSUs the estimated effect of any forfeitures, based on the closing market price of our common stock on the date of grant. In addition, the grant date fair values of the PRSUs were computed based on the probable outcome of the awards' performance conditions, and the grant date fair values of stock options were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected life—10 years; forfeiture rate—0.4%; expected volatility—39%; risk-free interest rate—2.8%; and expected dividend yield—1.7%.

Outstanding equity awards

        The following table provides information regarding outstanding equity awards held by our named executive officers on December 29, 2018.

 Outstanding Equity Awards at End of Fiscal 2018

		Option Awards					Stock Awards(1)
Name	Type of Award(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(12)
Paul Maleh	OPT	25,946	—		18.48	11/19/2020	—		—	—		—
	OPT	15,000	—		30.97	11/20/2021	—		—	—		—
	OPT	19,564	6,522	(3)	21.52	11/12/2022	—		—	—		—
	OPT	10,000	10,000	(4)	30.96	11/14/2023	—		—	—		—
	OPT	4,076	12,228	(5)	44.87	12/18/2027	—		—	—		—
	OPT	—	15,173	(6)	47.45	12/6/2028	—		—	—		—
	RSU	—	—		—	—	3,373	(3)	138,004	—		—
	RSU	—	—		—	—	5,171	(4)	211,597	—		—
	RSU	—	—		—	—	6,203	(5)	253,844	—		—
	RSU	—	—		—	—	7,586	(6)	310,419	—		—
	PRSU-D	—	—		—	—	—		—	4,901	(3)	200,552
	PRSU	—	—		—	—	—		—	14,064	(8)	575,488
	PRSU	—	—		—	—	—		—	17,236	(9)	705,307
	PRSU	—	—		—	—	—		—	13,785	(10)	564,081
	PRSU									12,644	(11)	517,382
Chad Holmes	OPT	3,243	—		18.48	11/19/2020	—		—	—		—
	OPT	5,625	—		30.97	11/20/2021	—		—	—		—
	OPT	5,869	1,957	(3)	21.52	11/12/2022	—		—	—		—
	OPT	3,000	3,000	(4)	30.96	11/14/2023	—		—	—		—
	OPT	1,019	3,057	(5)	44.87	12/18/2027	—		—	—		—
	OPT	—	4,425	(6)	47.45	12/6/2028	—		—	—		—
	RSU	—	—		—	—	1,012	(3)	41,431	—		—
	RSU	—	—		—	—	1,551	(4)	63,479	—		—
	RSU	—	—		—	—	1,551	(5)	63,482	—		—
	RSU	—	—		—	—	2,212	(6)	90,515	—		—
	PRSU-D	—	—		—	—	—		—	1,471	(3)	60,179
	PRSU	—	—		—	—	—		—	5,171	(9)	211,597
	PRSU	—	—		—	—	—		—	3,446	(10)	141,007
	PRSU	—	—		—	—	—		—	3,688	(11)	150,893
Jonathan Yellin	OPT	3,243	—		18.48	11/19/2020	—		—	—		—
	OPT	2,813	—		30.97	11/20/2021	—		—	—		—
	OPT	2,934	979	(3)	21.52	11/12/2022	—		—	—		—
	OPT	594	1,783	(5)	44.87	12/18/2027	—		—	—		—
	OPT	—	2,845	(6)	47.45	12/6/2028	—		—	—		—
	RSU	—	—		—	—	506	(3)	20,694	—		—
	RSU	—	—		—	—	904	(5)	36,993	—		—
	RSU	—	—		—	—	1,422	(6)	58,188	—		—
	PRSU-D	—	—		—	—	—		—	735	(3)	30,089
	PRSU	—	—		—	—	—		—	2,010	(10)	82,259
	PRSU	—	—		—	—	—		—	2,370	(11)	96,980

(1)
Includes all dividend units that accrued on the RSUs, PRSUs and PRSU-Ds and were unvested as of the end of fiscal 2018. Upon vesting, these dividend units are payable only in cash. Dividend units have been rounded to the nearest whole unit.

(2)
For purposes of this column, (a) "OPT" means a stock option granted under our LTIP and 2006 equity incentive plan, (b) "RSU" means a time-vesting restricted stock unit award, measured in shares of our common stock, granted under our LTIP and 2006 equity incentive plan, (c) "PRSU" means a performance-vesting restricted stock unit award granted under our LTIP and 2006 equity incentive plan, measured in shares of our common stock, for which the performance conditions were not determined as of the end of fiscal 2018, and (d) "PRSU-D" means a performance-vesting restricted stock unit award granted under our LTIP and 2006 equity incentive plan, measured in shares of our common stock, for which the performance conditions were determined as of the end of fiscal 2018. The vesting of any portion of an RSU or PRSU is subject to the continued employment of the award recipient on the vesting date. Vested portions of any RSU or PRSU are payable, at our election, in cash, shares of our common stock or a combination of the two, except that the corresponding vested dividend units will be paid in cash.

(3)
These stock options, RSUs, or PRSU-Ds, as applicable, will vest on November 12, 2019.

(4)
These stock options or RSUs, as applicable, will vest in two equal annual installments beginning on November 14, 2019.

(5)
These stock options or RSUs, as applicable, will vest in three equal annual installments beginning on December 18, 2019.

(6)
These stock options or RSUs, as applicable, will vest in four equal annual installments beginning on December 6, 2019.

(7)
The market values of these unvested RSUs are based on the closing market price of our common stock on December 28, 2018, the last trading date of fiscal 2018, of $40.92.

(8)
Amount represents the maximum number of shares of our common stock that can be issued under a PRSU based on our fiscal 2018 performance granted on July 12, 2017 to Mr. Maleh. As further described in this proxy statement above under the heading "Compensation of Directors and Executive Officers—Compensation discussion and analysis—Executive officer compensation—Option exercises and vesting of stock," on March 1, 2019, our compensation committee determined the number of shares of common stock, or "performance share number," that vested for this PRSU. One-third of the performance share number vested on the date of that determination and was paid in shares of our common stock, except for the corresponding vested dividend units which were paid in cash. The remaining two-thirds of the performance share number will vest in two equal installments on the first and second anniversaries of March 1, 2019. Vested portions of this performance share number are payable, at our election, in cash, shares of our common stock or a combination of the two, except that the corresponding vested dividend units will be paid in cash.

(9)
Amounts represent the maximum number of shares of our common stock that can be issued under PRSUs based on our fiscal 2017 and 2018 performance granted on November 14, 2016 to our named executive officers. As further described in this proxy statement above under the heading "Compensation of Directors and Executive Officers—Compensation discussion and analysis—Executive officer compensation—Option exercises and vesting of stock," on March 1, 2019, our compensation committee determined the number of shares of common stock, or "performance share number," that vested for these PRSUs. 50% of each of these performance share numbers vested on the date of that determination and was paid in shares of our common stock, except for the corresponding vested dividend units which were paid in cash. The remaining 50% of each of these performance share numbers will vest in two equal installments on the third and fourth anniversaries of November 14, 2016. Vested portions of these performance share number are payable, at our election, in cash, shares of our common stock or a combination of the two, except that the corresponding vested dividend units will be paid in cash.

(10)
Amounts represent the maximum number of shares of our common stock that can be issued under PRSUs based on our fiscal 2018 and 2019 performance granted on December 18, 2017 to our executive officers. Our compensation committee will determine the actual number of shares of our common stock potentially issuable in respect of these PRSUs based on the outcome of their performance conditions, or their "performance share numbers," in the first quarter of fiscal 2020. 50% of each of these performance share numbers will vest on the date of that determination, and the remaining 50% of each of these performance share numbers will vest in two equal installments on the third and fourth anniversaries of December 18, 2017. Vested portions of these performance share number are payable, at our election, in cash, shares of our common stock or a combination of the two, except that the corresponding vested dividend units will be paid in cash.

(11)
Amounts represent the maximum number of shares of our common stock that can be issued under PRSUs based on our fiscal 2019 and 2020 performance granted on December 6, 2018 to our executive officers. Our compensation committee will determine the actual number of shares of our common stock potentially issuable in respect of these PRSUs based on the outcome of their performance conditions, or their "performance share numbers," in the first quarter of fiscal 2021. 50% of each of these performance share numbers will vest on the date of that determination, and the remaining 50% of each of these performance share numbers will vest in two equal installments on the third and fourth anniversaries of December 6, 2018. Vested portions of these performance share number are payable, at our election, in cash, shares of our common stock or a combination of the two, except that the corresponding vested dividend units will be paid in cash.

(12)
The market values of these PRSUs and PRSU-Ds are based on the closing market price of our common stock December 28, 2018, the last trading date of fiscal 2018, of $40.92.

Option exercises and vesting of stock

        The following table provides information regarding the exercise of stock options by our named executive officers during fiscal 2018 and the vesting of our executive officers' restricted stock awards, RSUs and PRSUs during fiscal 2018. For each named executive officer, the number of shares reported as having vested in fiscal 2018 under the heading "Number of Shares Acquired on Vesting" in the table below consists of (1) shares of restricted stock issued to Mr. Maleh under our 2006 equity incentive plan, but not our LTIP, that vested on February 25, 2018, (2) shares of our common stock issued under our LTIP and 2006 equity incentive plan upon the vesting on November 12, 2018, November 14, 2018, November 20, 2018 and December 18, 2018 of RSUs issued under our LTIP, and (3) shares of our common stock issued under our LTIP and 2006 equity incentive plan upon the vesting on March 12, 2018, November 12, 2018, and November 20, 2018 of PRSUs issued under our LTIP.

        The shares of common stock issued pursuant to the vesting of the RSUs and PRSUs are subject to our ownership guidelines described in this proxy statement under the heading "Compensation of Directors and Executive Officers—Compensation discussion and analysis—Ownership guidelines" above.

Option Exercises and Stock Vested during Fiscal 2018

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(3)
Paul Maleh	19,200	443,582	(1)	31,278	1,524,059
Chad Holmes	2,400	55,808	(1)	7,937	381,654
Jonathan Yellin	2,400	56,536	(1)	3,635	175,166

(1)
The value realized upon exercise is based on the difference between (1) the respective prices of the same-day sales of the shares received upon exercise, which were $44.85 on November 7, 2018, $45.95 on November 8, 2018, $45.60 on November 9, 2018, $45.00 or $45.37 on November 12, 2018, $44.97 or $44.99 on November 13, 2018, and $45.06 or $45.15 on November 14, 2018, and (2) the exercise price of the exercised options, which was $21.91.

(2)
The value realized on the vesting of shares of restricted stock and the issuance of shares of our common stock with respect to the vesting of RSUs and PRSUs is based on the following closing market prices of our common stock on the respective dates of vesting or, where applicable, the last trading date before the vesting date: $51.89 on February 25, 2018; $50.69 on March 12, 2018; $44.72 on November 12, 2018; $45.20 on November 14, 2018; $45.66 on November 20, 2018; and $42.73 on December 18, 2018.

(3)
The value realized on the vesting of RSUs and PRSUs also includes the amount paid in cash on the date of vesting to the applicable named executive officer in settlement of dividend units that had accrued on the vested RSUs or PRSUs. These dividend units were settled at the per share price of our common stock set forth for the applicable vesting date in note (2) above.

        On March 1, 2019, our compensation committee determined the number of shares of our common stock issuable based on the outcome of performance conditions of PRSUs granted on November 14, 2016 to our executive officers under our LTIP. These PRSUs' performance criteria were based on our fiscal 2017 and fiscal 2018 average Performance Compensation EBITDA margin (including acquisitions and divestitures)(11) and consolidated non-GAAP cumulative annual net revenue growth (excluding acquisitions and divestitures).(12) The number of shares of our common stock potentially issuable under each of these PRSUs based on the outcome of the PRSU's performance conditions, or its "performance share number," ranged from a threshold of 50% of PRSU's target payment to a maximum of 125% of the PRSU's target payment. The threshold, target and maximum performance share numbers under these PRSUs were based on threshold, target and maximum performance of 14%, 16% and 18%, respectively, for our fiscal 2017 and fiscal 2018 Performance Compensation EBITDA margin (including acquisitions and divestitures), and 2%, 6% and 10%, respectively, for our fiscal 2017 and fiscal 2018 consolidated non-GAAP cumulative annual net revenue growth (excluding acquisitions and divestitures). Based on our consolidated Performance Compensation EBITDA margin (including acquisitions and divestitures) for the performance period of 16.4% and our consolidated non-GAAP

(11)
As used here, "Performance Compensation EBITDA" means our consolidated net income reported in our audited financial statements for fiscal 2017 and 2018, with the following charges added back: interest expense, net, provision for income taxes, depreciation and amortization, share-based compensation expense, amortization of forgivable loans, and other expense, net, all as additionally adjusted to reflect the non-GAAP adjustments that we made to our publicly reported GAAP results in our earnings releases for the 2017 and 2018 fiscal years.

(12)
For this purpose, GAAP net revenue was adjusted to reflect the non-GAAP adjustments that we made to our publicly reported GAAP results in our earnings releases for the 2016 and 2017 fiscal years.

cumulative annual net revenue growth (excluding acquisitions and divestitures) over the performance period of 10.0%, our compensation committee determined that the performance share number payable under each of these PRSUs based on their payment matrix was 114% of the PRSU's target payment. 50% of each of these performance share numbers vested on March 1, 2019 and were paid in shares of our common stock on that date. The remaining 50% of each of these performance share numbers will vest in two equal installments on the third and fourth anniversaries of November 14, 2016. The vesting of any portion of a PRSU's performance share number is subject to the continued employment of the PRSU's recipient on the vesting date. Vested portions of a PRSU's payment share number are payable, at our election, in cash, shares of our common stock granted under our 2006 equity incentive plan or a combination of the two.

        On March 1, 2019, our compensation committee also determined the number of shares of our common stock issuable based on the outcome of performance conditions of a PRSU granted on July 12, 2017 to Mr. Maleh. This PRSU's performance criteria were based on our fiscal 2018 Performance Compensation EBITDA.(13) The number of shares of our common stock potentially issuable under this PRSU based on the outcome of the PRSU's performance conditions, or its "performance share number," was based on target performance of fiscal 2018 Performance Compensation EBITDA greater than or equal to $57.78 million. Based on our fiscal 2018 Performance Compensation EBITDA of $69.2 million, our compensation committee determined that the performance share number payable under this PRSU was equal to the PRSU's target payment. One-third of the performance share number vested on March 1, 2019 and was paid in shares of our common stock on that date. The remaining two-thirds of the performance share number will vest in two equal installments on the first and second anniversaries of March 1, 2019. Vested portions of this performance share number are payable, at our election, in cash, shares of our common stock or a combination of the two, except that the corresponding vested dividend units will be paid in cash.

Potential payments upon termination or change in control

        The agreements described below provide for payments to the applicable named executive officer, as well as the acceleration of the vesting of certain equity awards held by the executive officer, in the event that the executive officer's employment with us is terminated in certain circumstances or that we undergo a change in control.

Cash incentive plan

        In fiscal 2018, each of our named executive officers was eligible to receive an annual incentive cash bonus based on fiscal 2018 performance under our cash incentive plan. Under this plan, upon the occurrence of a "change in control," each of these bonuses is paid out as if the effective date of the change in control were the last day of the applicable performance period and all performance goals had been attained, unless provision is made in connection with the change in control for (1) the assumption of all previously granted awards or (2) the substitution of such performance awards with commensurate new awards covering stock of the successor corporation or its parent or subsidiary.

        Under our cash incentive plan, "change in control" means (1) we merge with or into or consolidate with another corporation, unless our outstanding voting securities immediately prior to the change in control continue to represent, either by remaining outstanding or conversion into voting securities of the entity surviving the change in control, at least 50% of our combined voting power or of the combined voting power of the entity surviving the change in control; (2) any person (with standard exceptions) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined

(13)
See footnote 11 for the determination of Performance Compensation EBITDA.

voting power of our then outstanding securities; or (3) we liquidate or sell substantially all of our assets.

Stock option agreements

        As of the last business day of fiscal 2018, each of our named executive officers held unvested stock options issued under our 2006 equity incentive plan. Each of these stock options is subject to a stock option agreement that provides for the full vesting of all unvested stock options subject to the agreement on the applicable named executive officer's death or termination of providing services for us due to disability (as determined by us in our sole discretion).

Restricted stock and restricted stock unit agreements

        As of the last business day of fiscal 2018, each of our named executive officers held unvested time-vesting restricted stock unit awards, or "RSUs," issued under our 2006 equity incentive plan. Each of these grants is subject to a restricted stock unit agreement. Each of these agreements provides for the full vesting of all unvested RSUs subject to the agreement on the applicable named executive officer's death or termination of providing services for us due to disability (as determined by us in our sole discretion).

Restricted stock unit for performance agreements

        As of the last business day of fiscal 2018, each of our named executive officers held unvested performance-vesting restricted stock unit awards, or "PRSUs," issued under our 2006 equity incentive plan. Each of these grants is subject to a restricted stock unit for performance agreement that provides for acceleration of vesting on the applicable named executive officer's death or termination of providing services for us due to disability (as determined by us in our sole discretion). For an award for which the number of shares potentially issuable based on the outcome of the award's performance conditions, or "performance share number," has not yet been determined, the amount accelerated is (1) for awards granted prior to December 18, 2017, the prorated target performance share number under the award based on the portion of the award's performance period that has been completed as of the applicable named executive officer's death or disability and (2) for awards granted on or after December 18, 2017, the target performance share number. For an award for which the performance share number has been determined, the amount accelerated is the then unvested portion of the performance share number.

Service-based cash award and performance-based cash award agreements

        As of the last business day of fiscal 2018, Mr. Yellin held an unvested service-based cash award and an unvested performance-based cash award issued under our cash incentive plan, and Mr. Maleh held an unvested service-based cash award issued under our cash incentive plan. Each of these awards is subject to a service cash award agreement or a performance cash award agreement, as applicable. Each service cash award agreement provides for the full payment of all unvested awards subject to the agreement on the applicable named executive officer's death or termination of providing services for us due to disability (as determined by us in our sole discretion). Each performance cash award agreement provides for acceleration of vesting on the applicable named executive officer's death or termination of providing services for us due to disability (as determined by us in our sole discretion) as follows: if the amount potentially payable based on the outcome of the award's performance conditions has not been determined, the amount accelerated is a pro rata portion of the target award amount based on the portion of the award's performance period that has been completed as of the applicable named executive officer's death or disability, and if the amount potentially payable based on the outcome of the award's performance conditions has been determined, the amount accelerated is the unvested portion of the amount potentially payable.

        The table below summarizes the payments that our named executive officers would receive, as well as the value of the acceleration of the vesting of equity awards held by them, under the agreements described above in connection with certain hypothetical terminations or changes in control as of December 28, 2018, the last business day of fiscal 2018. This table assumes that the hypothetical change in control would be a "change in control" for purposes of our cash incentive plan and that the applicable annual incentive cash bonuses would neither be assumed nor substituted for in the change in control. This table also assumes that the hypothetical disability would be a disability for purposes of our stock option agreements, restricted stock agreements, restricted stock unit agreements, restricted stock unit for performance agreements, service cash award agreements, and performance cash award agreements.

Potential Payments Upon Termination or Change in Control as of 12/28/2018

	Cash Management Performance Award ($)(1)	Cash Service Award ($)(2)	Cash Performance Award ($)(3)	Stock Options ($)(4)	Restricted Stock Units ($)(5)	Performance Restricted Stock Units ($)(6)	Total Payment upon Termination or Change in Control ($)
Paul Maleh
Change in Control	900,000	550,000	—	—	—	—	1,450,000
Death/Disability	—	550,000	—	226,127	1,114,416	2,004,904	3,895,447
Chad Holmes
Change in Control	300,000	—	—	—	—	—	300,000
Death/Disability	—	—	—	67,846	319,086	402,798	789,730
Jonathan Yellin
Change in Control	250,000	67,500	60,000	—	—	—	377,500
Death/Disability	—	67,500	60,000	18,993	145,964	143,391	435,848

(1)
Amounts represent target payouts under annual incentive cash bonuses that our named executive officers were eligible to receive for fiscal 2018 performance under our cash incentive plan. The amounts actually to be paid with respect to these bonuses were determined by our compensation committee on March 1, 2019, and are reported above in the "Summary Compensation Table for Fiscal 2018" under the heading "Non-Equity Incentive Plan Compensation."

(2)
Amounts represent the value of the full acceleration of vesting of service-based cash awards granted under our cash incentive plan and held by the applicable named executive officer as of the last business day of fiscal 2018.

(3)
Amounts represent the value of the full acceleration of vesting of the performance cash award granted under our cash incentive plan and LTIP and held by the applicable named executive officer as of the end of fiscal 2018 with a performance period consisting of fiscal 2017 and fiscal 2018, assuming target performance.

(4)
Amounts represent the spread value of the full acceleration of vesting of stock options granted under our 2006 equity incentive plan and LTIP and held by the applicable executive officer as of the last business day of fiscal 2018. These unvested stock options are reported as awards of type "OPT" in the "Outstanding Equity Awards at End of Fiscal 2018" table above under the heading "Number of Securities Underlying Unexercised Options (#) Unexercisable." The value of this acceleration is based on the difference between the closing market price of our common stock on December 28, 2018, the last business day of fiscal 2018, of $40.92, and the applicable stock option's exercise price.

(5)
Amounts represent the value of the full acceleration of vesting of RSUs, and PRSUs for which the performance conditions had been determined prior to the end of fiscal 2018, granted under our 2006 equity incentive plan and LTIP and held by the applicable executive officer as of the last business day of fiscal 2018. These unvested RSUs and PRSUs are reported as awards of type "RSU" and "PRSU-D" in the "Outstanding Equity Awards at End of Fiscal 2018" table above under the heading "Number of Shares or Units of Stock

  That Have Not Vested." The value of this acceleration was determined based on the closing market price of our common stock on December 28, 2018, the last business day of fiscal 2018, of $40.92.

(6)
Amounts represent the value of (1) the full acceleration of vesting of PRSUs granted under our 2006 equity incentive plan and LTIP and held by the applicable executive officer as of the end of fiscal 2018 with performance periods consisting of fiscal 2017 and fiscal 2018, assuming target performance, (2) the full acceleration of vesting of PRSUs granted under our 2006 equity incentive plan and LTIP and held by the applicable executive officer as of the end of fiscal 2018 with performance periods consisting of fiscal 2018 and fiscal 2019, assuming target performance, (3) the full acceleration of vesting of PRSUs granted under our 2006 equity incentive plan and LTIP and held by the applicable executive officer as of the end of fiscal 2018 with performance periods consisting of fiscal 2019 and fiscal 2020, assuming target performance, and (4) the full acceleration of vesting of the PRSU granted under our 2006 equity incentive plan and held by Mr. Maleh as of the end of fiscal 2018 with a performance period consisting of fiscal 2018. These unvested PRSUs are reported as awards of type "PRSU" in the "Outstanding Equity Awards at End of Fiscal 2018" table above under the heading "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested." The value of this acceleration was determined based on the closing market price of our common stock on December 28, 2018, the last business day of fiscal 2018, of $40.92.

CEO Pay Ratio

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for fiscal 2018. We use the term "median employee" to mean our employee whose compensation is the median of the compensation of each employee in our employee base (other than Mr. Maleh), all as determined using the methodology, and with the material assumptions, adjustments and estimates, as further described below.

  •
  The annual total compensation of Mr. Maleh, our president and chief executive officer, for fiscal 2018 was $3,006,723;

  •
  the annual total compensation of our median employee for fiscal 2018 was $135,237; and

  •
  based on the foregoing, for fiscal 2018, the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee, as reasonably estimated in accordance with Item 402(u) of Regulation S-K, was approximately 22.2 to 1.

        In accordance with Item 402(u) of Regulation S-K, because there has been no change in our employee population or employee compensation arrangements during our last fiscal year that we reasonably believe would result in a significant change to our pay ratio disclosure, we are permitted to utilize the same median employee that was identified in 2017 to calculate our pay ratio for fiscal 2018. Because our original median employee is no longer employed by us, we are permitted to identify another employee whose compensation is substantially similar to the original median employee, based on the compensation measure used to select the original median employee, as disclosed in our 2018 proxy statement and as further described below.

        To identify our median employee, as well as to determine the annual total compensation of our median employee and our chief executive officer, we used the following methodology and made the following material assumptions, adjustments, and estimates:

  •
  We identified our employee base as of December 30, 2017, the last day of our 2017 fiscal year. Our employee population as of that date consisted of 811 employees, including our chief executive officer and one employee who began employment on December 18, 2017 but did not earn any income until 2018. Excluding these two employees, and excluding an additional total of 23 employees located in five non-U.S. jurisdictions who represented approximately 2.8% of our total employee base of 811 employees as of December 30, 2017, the size of our employee base for purposes of determining our median employee was 786. The following number of employees in the following non-U.S. jurisdictions were excluded:

Jurisdiction	Headcount
Australia	2
Belgium	9
France	1
Norway	1
Switzerland	10
  •
  We identified our median employee using a consistently applied compensation measure of 2017 taxable income, as determined in the applicable jurisdiction. Compensation paid in currencies other than U.S. dollars was converted into U.S. dollars using the following 2017 full-year exchange rates:

  •
  British pound to U.S. dollars: 1.2876

  •
  the euro to U.S. dollars: 1.1281

  •
  the Canadian dollar to U.S. dollars: 0.7708

  •
  In determining the 2017 taxable income of our full-time and part-time employees who were not employed by us for all of 2017, we annualized their actual taxable income based on the number of days that they were employed by us in 2017. Our employee base for purposes of determining our median employee did not contain any seasonal or temporary employees.

  •
  Because our original employee was no longer employed by us as of the end of fiscal 2018, we selected an employee immediately adjacent to the original median employee, which employee had substantially similar compensation to the original median employee based on our consistently applied compensation measure. After identifying our median employee, we calculated the annual total compensation of Mr. Maleh and our median employee using the same methodology that we used to calculate the annual total compensation of our named executive officers reported in the "Summary Compensation Table for Fiscal 2018" above. As this amount reported for Mr. Maleh includes all of the compensation he earned under non-discriminatory benefit plans in fiscal 2018, the compensation earned by our median employee under non-discriminatory benefit plans in fiscal 2018 was also included in the annual total compensation for our median employee reported above.

 PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures). This advisory vote is commonly referred to as a "say-on-pay" vote. At the annual meeting of our shareholders held on July 12, 2017, a majority of our shareholders voted, on an advisory basis, in favor of our holding say-on-pay votes on an annual basis and, as reported in our current report on Form 8-K filed on July 18, 2017, our board of directors has decided to hold a say-on-pay vote every year until the next required advisory vote on the frequency of the say-on-pay vote at the 2023 annual meeting of our shareholders. Accordingly, our next say-on-pay vote after the annual meeting will occur at the 2020 annual meeting of our shareholders.

        As described in greater detail in the section of this proxy statement entitled "Compensation of Directors and Executive Officers—Compensation discussion and analysis—Executive summary" above, we seek to closely align the interests of our executive officers with the interests of our shareholders. Our compensation committee has carefully designed our executive officer compensation program to provide competitive compensation to our executive officers that rewards them for the achievement of short-term and long-term strategic and operational goals, and the achievement of increased total shareholder return, while at the same time avoiding encouraging unnecessary or excessive risk-taking. We encourage you to carefully review the compensation discussion and analysis above for a complete discussion of the factors underlying the structure of our executive officer compensation program.

        We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. The vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures).

        This vote is advisory, which means that this vote on executive compensation will not be binding on us, our board of directors or our compensation committee. Nonetheless, our compensation committee will consider the outcome of this vote in deciding whether to take any action as a result of this vote and when making future executive officer compensation decisions. A majority of the votes properly cast at the annual meeting will be necessary to approve this proposal.

        Accordingly, we are asking our shareholders to vote for the following at the annual meeting:

        "VOTED, that, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement filed by CRA International, Inc. on April 26, 2019, pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures) be, and it hereby is, approved."

        Our board of directors recommends that you vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

EQUITY COMPENSATION PLANS

        The following table provides information, as of December 29, 2018, regarding shares authorized for issuance under our equity compensation plans, including individual compensation arrangements.

Equity Compensation Plan Information as of End of Fiscal 2018

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (#) (a)		Weighted-average exercise price of outstanding options, warrants and rights ($) (b)		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (#) (c)
Equity compensation plans approved by shareholders	764,053	(1)	25.48	(2)	959,703	(3)
Equity compensation plans not approved by shareholders	—		—		—
Total	764,053	(1)	25.48	(2)	959,703	(3)

(1)
Amount reported consists of the following equity awards granted under our shareholder approved 2006 equity incentive plan and outstanding as of the end of fiscal 2018: 585,981 shares underlying stock option awards, 79,759 shares underlying time-vesting restricted stock unit awards, 68,181 shares underlying performance-vesting restricted stock unit awards for which the performance conditions had been determined as of the end of fiscal 2018, and 30,132 shares underlying performance-vesting restricted stock unit awards for which the performance conditions had not been determined as of the end of fiscal 2018 (assuming target performance will be achieved). The number of shares underlying performance-vesting restricted stock unit awards for which the performance conditions had not been determined as of the end of fiscal 2018 (assuming that their highest level of performance will be achieved) is 37,664.

(2)
Amount reported is the weighted-average exercise price of the 585,981 stock options reported in column (a); the weighted-average remaining life of these stock option is 3.61 years.

(3)
Amount reported consists of 747,926 shares of common stock reserved for future issuance under our 2006 equity incentive plan and 211,777 shares of common stock reserved for future issuance under our 1998 employee stock purchase plan, which is a tax-qualified plan under Section 423 of the Internal Revenue Code.

Equity award activity over fiscal 2016, 2017 and 2018(14)

        Restricted Stock.    The following table details the grant, vesting and forfeiture activity of shares of restricted stock under our 2006 equity incentive plan over fiscal 2016, 2017 and 2018:

Shares of Restricted Stock	Number of Shares
Non-vested at January 2, 2016	68,741

Granted	21,231
Vested	(27,850)
Forfeited	—

Non-vested at December 31, 2016	62,122

Granted	16,494
Vested	(25,891)
Forfeited	—

Non-vested at December 30, 2017	52,725

Granted	8,256
Vested	(24,975)
Forfeited	—

Non-vested at December 29, 2018	36,006

        RSUs.    The following table details the grant, vesting and forfeiture activity of time-vesting restricted stock units under our 2006 equity incentive plan over fiscal 2016, 2017 and 2018:

Time-Vesting Restricted Stock Units	Number of Units
Outstanding at January 2, 2016	252,321

Granted	16,000
Vested	(83,570)
Forfeited	—

Outstanding at December 31, 2016	184,751

Granted	25,958
Vested	(86,547)
Forfeited	(4,342)

Outstanding at December 30, 2017	119,820

Granted	21,901
Vested	(61,258)
Forfeited	(704)

Outstanding at December 29, 2018	79,759

        PRSUs.    The following table details the grant, vesting and forfeiture activity of performance-vesting restricted stock units under our 2006 equity incentive plan over fiscal 2016, 2017 and 2018. For

(14)
Reflects that, beginning in fiscal 2017, only our executive officers have received the full LTIP equity awards consisting of stock options, RSUs and PRSUs due to constraints on the number of shares available under our 2006 equity incentive plan.

purposes of this table, granted PRSUs are counted based on the target number of units that could vest upon achievement of the PRSUs' performance conditions.

Performance-Vesting Restricted Stock Units	Number of Units
Outstanding at January 2, 2016	446,527

Granted	21,333
Vested	(90,485)
Forfeited	(42,419)

Outstanding at December 31, 2016	334,956

Granted	28,929
Vested	(98,882)
Forfeited	(33,093)

Outstanding at December 30, 2017	231,910

Granted	14,961
Vested	(151,276)
Forfeited	(14,951)

Outstanding at December 29, 2018	80,644

        Stock Options.    The following table details the grant, exercise, expiration and forfeiture activity of stock options under our 2006 equity incentive plan and other stock option plans (none of which had any stock options outstanding as of the end of fiscal 2018) over fiscal 2016, 2017 and 2018:

Stock Options	Number of Shares
Outstanding at January 2, 2016	1,206,778

Granted	32,000
Exercised	(124,931)
Expired	(168,764)
Forfeited	—

Outstanding at December 31, 2016	945,083

Granted	22,757
Exercised	(293,439)
Expired	—
Forfeited	(8,684)

Outstanding at December 30, 2017	665,717

Granted	22,443
Exercised	(100,771)
Expired	—
Forfeited	(1,408)

Outstanding at December 29, 2018	585,981

REPORT OF THE AUDIT COMMITTEE

        Our firm's board of directors appointed an audit committee to, among other things, monitor the integrity of our firm's consolidated financial statements, our firm's system of internal controls, and the independence and performance of our firm's internal auditors and independent registered public accountants. The audit committee also selects our firm's independent registered public accountants. The audit committee is governed by a written charter adopted by our firm's board of directors. A current copy of the audit committee charter is available through the Investor Relations page of our website at www.crai.com.

        The audit committee currently consists of three non-employee directors. Each member of the audit committee is "independent" within the meaning of the rules of the Nasdaq Stock Market.

        Our firm's management is responsible for the firm's financial reporting process, including its system of internal controls, and for the preparation of the firm's consolidated financial statements in accordance with generally accepted accounting principles. Our firm's independent registered public accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by our firm's management and independent registered public accountants.

        In fulfilling our oversight responsibilities, we discussed with representatives of Ernst & Young LLP, or "EY," our firm's independent registered public accountants for fiscal 2018, the overall scope and plans for their audit of our firm's consolidated financial statements for fiscal 2018. We met with them, with and without our firm's management present, to discuss the results of their audits and their evaluations of our firm's internal controls and the overall quality of our firm's financial reporting. We reviewed and discussed our firm's audited consolidated financial statements for fiscal 2018 with our firm's management and independent registered public accountants.

        In addition, during the course of fiscal 2018, our firm's management completed the documentation, testing and evaluation of our firm's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of this evaluation and provided oversight of and input to our firm's management during the process. Additionally, we engaged with management through our firm's Special Internal Controls Committee, which is comprised of members of our firm's senior management and led by our firm's president and chief executive officer. The Special Internal Controls Committee reports to us, and met with the audit committee at each of our eight regularly scheduled meetings, as well as in four special sessions throughout fiscal 2018. The Special Internal Controls Committee also met with our firm's board of directors twice during the year. Further information regarding significant steps our firm's management took in fiscal 2018, with our oversight and input, to redesign our firm's internal controls is set forth in Item 9A of the Annual Report for our firm's 2018 fiscal year filed by it on February 28, 2019. In connection with our oversight of management's continued evaluation of internal controls, we received periodic updates provided by our firm's management and EY at each appropriate scheduled audit committee meeting. At the conclusion of the process, our firm's management provided us with, and we reviewed, a report on the effectiveness of our firm's internal control over financial reporting. We also reviewed the report of our firm's management contained in our firm's annual report on Form 10-K for the fiscal year ended December 29, 2018, filed with the SEC, as well as EY's Report of Independent Registered Public Accounting Firm included in our firm's annual report on Form 10-K for the fiscal year ended December 29, 2018 related to its audit of (1) our firm's consolidated financial statements and (2) the effectiveness of our firm's internal control over financial reporting. We continue to oversee our firm's efforts related to its internal control over financial reporting and our firm's management's preparations for the evaluation in fiscal 2019.

        We discussed with our firm's independent registered public accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, including a discussion of our firm's accounting principles, the application of those principles, and the other matters we were required to discuss with our firm's independent registered public accountants under generally accepted auditing standards. In addition, we received from our firm's independent registered public accountants a letter containing the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board and discussed the disclosures with them, as well as other matters relevant to their independence from our firm's management and our firm. In evaluating the independence of our firm's independent registered public accountants, we considered the fact that all audit-related services, tax services and other services for fiscal 2018 were pre-approved by the audit committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission's rules on auditor independence.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in our firm's audit committee charter, we recommended to our firm's board of directors that our firm's audited consolidated financial statements for fiscal 2018 be included in our firm's annual report on Form 10-K for fiscal 2018 filed on February 28, 2019.

The audit committee
Robert Holthausen (Chair) Nancy Hawthorne Robert Whitman

 PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Overview

        Proposal Three concerns the ratification of the appointment by our audit committee of Ernst & Young LLP, or "EY," to be our independent registered public accountants for our fiscal year ending December 28, 2019.

        Under rules of the Securities and Exchange Commission and the Nasdaq Stock Market, appointment of our independent registered public accountants is the direct responsibility of our audit committee. Although ratification of this appointment by our shareholders is not required by law, our board of directors believes that seeking shareholder ratification is a good practice that provides shareholders an avenue to express their views on this important matter.

        Our audit committee has reappointed EY as our independent registered public accountants for our fiscal year ending December 28, 2019. Our board of directors recommends that shareholders vote to ratify the appointment. If our shareholders do not ratify the appointment of EY, our audit committee may, but is not required to, reconsider its decision. In any case, our audit committee may, in its discretion, appoint new independent registered public accountants at any time during the year if it believes that such change would be in our best interest and the best interest of our shareholders. We expect that representatives of EY will be present at the annual meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.

        Our board of directors recommends that you vote FOR the proposal to ratify the appointment by our audit committee of EY as our independent registered public accountants for fiscal 2019.

 PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees and Services

        The following is a summary of the fees and out-of-pocket expenses for professional services rendered by EY, our registered independent public accountants, for the fiscal years ended December 29, 2018 and December 30, 2017.

Fee category	Fiscal 2018	Fiscal 2017
Audit fees	$2,640,964	$2,782,133
Audit-related fees	—	94,500
Tax fees	140,000	152,040
All other fees	7,200	9,200

Total fees	$2,788,164	$3,037,873

Audit fees

        Audit fees comprise fees and out-of-pocket expenses for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the integrated audit of our annual financial statements and the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements. Audit fees also include fees for services that are normally provided in connection with statutory and regulatory financial statement filings.

Audit-related fees

        In fiscal 2017, EY performed services for us in connection with a new financial reporting standard in the United Kingdom and the Tax Cuts and Jobs Act of 2017. In fiscal 2018 and fiscal 2017, EY did not perform any other assurance or related services for us that were reasonably related to the performance of the audit or review of our financial statements, except as disclosed under the heading "Audit fees" above.

Tax fees

        In fiscal 2018 and fiscal 2017, EY performed tax services that were pre-approved by our audit committee, which determined that such services would not impair the independence of the auditor and were consistent with the Securities and Exchange Commission's rules on auditor independence.

All other fees

        In fiscal 2018 and fiscal 2017, we incurred fees for our subscription to the EY audit and accounting standards research tool. EY did not perform any other services for us in fiscal 2018 and fiscal 2017 other than those disclosed under the headings "Audit fees," "Audit-related fees," and "Tax fees" above.

Pre-approval policies and procedures

        At present, our audit committee approves each engagement for audit or non-audit services before we engage our independent registered public accountants to provide those services. However, our audit committee has delegated to the chairman of the committee the authority to pre-approve audit and non-audit services that the chairman determines in good faith would not impair the independence of our independent registered public accountants. The chairman of our audit committee must notify the other members of the committee of any audit or non-audit service that he pre-approves under this delegation of authority. Any other audit and non-audit services require pre-approval by the entire audit committee.

        Our audit committee has not established any pre-approval policies or procedures that would allow our management to engage our independent registered public accountants to provide any specified services with only an obligation to notify the committee of the engagement for those services. None of the services provided by EY for fiscal 2018 was obtained in reliance on the waiver of the pre-approval requirement permitted by SEC regulations.

 SHAREHOLDER PROPOSALS

        Shareholder proposals for inclusion in our proxy materials relating to the 2020 annual meeting of our shareholders must be received by us at our executive offices no later than January 31, 2020 or, if the date of that meeting is more than 30 calendar days before or after July 10, 2020, a reasonable time before we begin to print and send our proxy materials with respect to that meeting.

        In addition, our by-laws provide that a shareholder desiring to bring business before any meeting of shareholders or to nominate any person for election to our board of directors must give timely written notice to our secretary in accordance with the procedural requirements set forth in our by-laws. In the case of a regularly scheduled annual meeting, written notice must be delivered or mailed to and received at our principal executive offices not less than 60 days nor more than 90 days before the first Monday in May in the year of the annual meeting (the default date for such meetings set in our by-laws), must describe the business to be brought before the meeting, and must provide specific information about the proposing shareholder, other supporters of the proposal, their stock ownership and their interest in the proposed business. If we hold the 2020 annual meeting of our shareholders before May 4, 2020, and if we give less than 70 days' notice or prior public disclosure of the date of that meeting, then the shareholder's notice must be delivered or mailed to and received at our principal executive offices not later than the close of business on the tenth day after the earlier of (1) the day on which we mail notice of the date of the annual meeting and (2) the day on which we publicly disclose the date of the annual meeting. If we hold the 2020 annual meeting of our shareholders on or after May 4, 2020, in order to bring an item of business before the meeting in accordance with our by-laws, a shareholder must deliver the requisite notice of that item of business to us between February 4, 2020 and March 5, 2020.

AVAILABLE INFORMATION

        Shareholders of record on May 16, 2019 will receive this proxy statement and our annual report to shareholders, which contains detailed financial information about us. The annual report is not incorporated herein and is not deemed a part of this proxy statement.

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Withhold For Withhold 01 - Paul Maleh 02 - Thomas Avery For Against Abstain ForAgainst Abstain 2. To approve, on an advisory basis, the compensation paid to CRA’s named executive officers, as disclosed in the proxy statement for the 2019 meeting of its shareholders. 3. To ratify the appointment of Ernst & Young LLP as CRA’s independent registered public accountants for the fiscal year ending December 28, 2019. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 1 8 9 3 4 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 2 2 C V 4 0322IB MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommends a vote FOR the listed nominees as Class III Directors and FOR Proposals 2 and 3. Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CRA INTERNATIONAL, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. Proxy for Annual Meeting of Shareholders to be held on July 10, 2019 The undersigned shareholder of CRA International, Inc. (“CRA”), revoking all prior proxies, hereby appoints Paul Maleh and Chad Holmes, and each of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of CRA that the undersigned is entitled to vote at the Annual Meeting of Shareholders of CRA to be held at CRA’s offices at 200 Clarendon Street, 9th Floor, Boston, Massachusetts, on Wednesday, July 10, 2019, beginning at 8:00 a.m., local time, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting dated April 26, 2019, and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States. Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items Proxy - CRA International, Inc.